Exhibit 10.1

LEASE AGREEMENT

by

B.R. PROPERTIES OWNER, LP

and

NUTRISYSTEM, INC., a Delaware corporation

LEASE AGREEMENT

INDEX

CONTENTS	PAGE
Index	2

Basic Lease Provisions	5

1. Premises; Tenant Improvements	10

2. Term; Renewal	17

3. Security Deposit	23

4. Use of Premises	23

5. Minimum Rent; Additional Rent	24

6. Covenant to Pay Rent and Additional Rent	39

7. Assignment and Subletting	39

8. Alterations and Finishing	31

9. Liens	31

10. Notice of Breakage	33

11. Repairs and Conditions of Premises	33

12. Hazardous Materials	34

13. Fire or Other Casualty	36

14. Insurance and Waiver of Subrogation	37

15. Indemnification	38

16. Compliance with Law	38

BASIC LEASE PROVISIONS

A. Building / Building Address:	600 Office Center Drive Fort Washington, PA 19034 “Complex” consists of three buildings, 600, 601, 602 Office Center Drive, which share exterior areas and certain interior areas.

B. Landlord and Landlord Notice Address:

B.R. Properties Owner, LP

c/o Acorn Development Corp.

400 Cresson Blvd, Suite 105

P.O. Box 1150

Oaks, PA 19456-1150

With copies to:

B.R. Properties Owner, LP

c/o Bresler & Reiner, Inc.

11200 Rockville Pike, Suite 502

Rockville, MD 20852

And

Shaiman, Drucker, Beckman, Sobel

& Stutman, LLP

1845 Walnut Street, 15th Floor

Philadelphia, PA 19103

Attn: Michael J. Stutman, Esquire

C. Tenant and Tenant Notice Address:

Prior to the Commencement Date:

NutriSystem, Inc.

300 Welsh Road

Horsham, PA 19044

Attn: David Clark, CFO

After the Commencement Date:

NutriSystem, Inc.

600 Office Center Drive

Fort Washington, Pennsylvania 19034

Attn: David Clark, CFO

With copies to:

Morgan Lewis & Bockius, LLP

1701 Market Street

Philadelphia, PA 19103

Attn: James W. McKenzie, Jr., Esquire

D. Effective Date:	October 13, 2009

E. Initial Term:	The period commencing on the Commencement Date and expiring on the Initial Expiration Date

F. Commencement Date:	Option I – August 1, 2010 Option II – The later to occur of August 1, 2010 or the date of Substantial Completion

G. Rent Commencement Date:	Option I – 10 months following the Commencement Date, subject to Section 2.01(b) Option II – 10 months following the Commencement Date, subject to Sections 2.01(b) and 2.01(c)

H. Estimated Initial Expiration Date:

Option I – July 31, 2022

Option II – July 31, 2022

If the Commencement Date is any day other than the first day of a calendar month, the Initial Term shall be extended to the final day of the final calendar month of the Initial Term.

I. Permitted Use:	General office use and incidental and ancillary uses related to NutriSystem, Inc.’s core business, including, without limitation, an experimental kitchen, provided that such kitchen is in compliance with all state and local laws and regulations, and for any other lawful use, provided such other lawful use is consistent with the uses by other tenants in similar properties.

J. Premises:	Suites 100, 200 and 300

K. Floor of Premises:	First, Second and Third

L. Premises Rentable Area:	119,767 rentable square feet rentable square feet

M. Rentable Area of Building: Rentable Area of Complex:	119,767 rentable square feet 393,067 rentable square feet

N. Tenant’s Pro-Rata Share (Proportionate Share):

100% of the rentable area of the Building.

Tenant’s Premises are considered the entirety of the rentable area of the 600 Office Center Drive Building. The Building physically includes additional square footage on the first floor but which is utilized as a cafeteria (“Cafeteria”) and what will be a fitness center (“Fitness Center”). These two areas, which total 16,386 square feet, are considered to be a part of the “Complex Common Area” (as such term is defined below), and the expenses for same are shared by the square footage within the Complex.

30.5% of the Complex Common Area.

This Complex Common Proportionate Share is derived by taking Tenant’s Premises rentable square footage over the Rentable Area of the Complex.

Tenant’s Complex Common Proportionate Share:

Tenant will be assessed for all electric consumption within Tenant’s Premises (“Premises Electric”). All Complex Common Area electric will be sub-metered including, without limitation, any portion of the Building designated as a Complex Common Area will be sub-metered, if not already, at Landlord’s sole cost and expense. The sub-metered costs of any electric allocable to any portion of the Building designated as a Complex Common Area will be deducted from the Building Electric in order to assess the Premises Electric.

Premises Electric – HVAC

HVAC Roof Top Unit #3 is on the Building meter, and, unlike the other units for the Building, it services a portion of the Premises on all three floors, as a vertical ‘building face’ design was implemented. On the first floor, however, Unit #3 services both the Premises and the Complex Common Area located within the Building. The electric usage for Unit #3 will be submetered by Landlord, at Landlord’s expense and the cost for all such usage (as evidenced by such sub-meter, at the blended/overall cost per KWH, plus taxes and charges as determined and evidenced on the invoices to Landlord by the utility company and, assuming Tenant’s operation in this area is based on Business Hour usage, will be prorated over all of the square footage serviced by Unit #3. Tenant proportionate share for use of Unit #3 shall be 63.7% (the “Unit #3 Premises Share”) and all other costs associated with use of Unit #3 shall be included in the Complex Common Area Electric.

COMPLEX COMMON ELECTRIC

COMPLEX COMMON PROPORTIONATE SHARE: 30.5%

Additionally, and also on a monthly basis, Tenant will be assessed its Complex Common Proportionate Share of the Complex Common Electric, which is the electric usage servicing the Complex Common Areas.

Electric Summary: Monthly, Tenant will be assessed the Premises Electric, together with Tenant’s Complex Common Proportionate Share of the Complex Common Electric, together referred to as “Tenant’s Electric”.

AND

OPERATING EXPENSE

BUILDING PROPORTIONATE SHARE: 100%

COMPLEX PROPORTIONATE SHARE: 30.5%

O. Base Year:	2010

P. Security Deposit:	20% of the Tenant Improvement Allowance reduced to an amount equal to 2 months of Minimum Monthly Rent on first anniversary of Rent Commencement Date.

Q. Management Company:	Acorn Development Corporation

R. Tenant’s Broker:	Tactix Real Estate Advisors, LLC

S. Landlord’s Broker:	GVA Smith Mack

T. Parking Allotment:	5 parking spaces per every 1,000 RSF, 10 of which shall be reserved, based on mutually agreed upon locations

U. Payment Address:	If by regular mail: Account number 610882171

c/o B.R. Properties Owner, LP

B.R. Properties Owner, LP

Box 200738

Pittsburgh, PA 15251-0738

If by overnight delivery:

B.R. Properties Owner, LP

Attn: Lockbox #200738

500 Ross Street

Suite 154-0455

Pittsburgh, PA 15262

V. Minimum Rent

The following is the schedule of minimum annual rent assuming an estimated Commencement Date of August 1, 2010 which shall be updated by the Lease Term Certification (as defined below) to reflect the actual periods and rental amounts:

Anticipated Lease Period	Minimum Rent Per Annum Per Square Foot	Months	Minimum Rent Per Annum		Minimum Monthly Rent
8/1/10-5/31/11	$0.00	10	*
6/1/11-5/31/12	$19.95	12	$2,389,351.65		$199,112.64
6/1/12-5/31/13	$20.45	12	$2,449,235.15		$204,102.93
6/1/13-5/31/14	$20.95	12	$2,509,118.65		$209,093.22
6/1/14-5/31/15	$21.45	12	$2,569,002.15		$214,083.51
6/1/15-5/31/16	$21.95	12	$2,628,885.65		$219,073.80
6/1/16-5/31/17	$22.45	12	$2,688,769.15		$224,064.10
6/1/17-5/31/18	$22.95	12	$2,748,652.65		$229,054.39
6/1/18-5/31/19	$23.45	12	$2,808,536.15		$234,044.68
6/1/19-5/31/20	$23.95	12	$2,868,419.65		$239,034.97
6/1/20-5/31/21	$24.45	12	$2,928,303.15		$244,025.26
6/1/21-5/31/22	$24.95	12	$2,988,186.65		$249,015.55
6/1/22-7/31/22	$25.45	2	$508,011.69	**	$254,005.85

*	This amount represents ten (10) months of the Minimum Monthly Rent.
**	This amount represents two (2) months of the Minimum Monthly Rent.

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”), effective as of the Effective Date, is made by and between Landlord and Tenant.

W I T N E S S E T H:

1. PREMISES; TENANT IMPROVEMENTS.

1.01 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms, covenants and conditions set forth herein, the Premises, consisting of the Premises Rentable Area, in the Building, as outlined on the floor plan attached hereto as Exhibit “A”, together with the right to use all common areas serving the Building and the Complex.

1.02 Tenant Improvements. On or before November 2, 2009, Tenant shall provide written notice to Landlord that Tenant has chosen either Tenant Improvements Option I or Tenant Improvements Option II, as set forth in this Section 1.02, to be effective. The Tenant Improvement Option not so chosen shall be null and of no effect.

I. Tenant Improvements Option I.

(a) Possession of the Premises shall be delivered by Landlord to Tenant on the Effective Date. Except as otherwise provided in this Lease (including, without limitation, Landlord’s obligations with respect to HVAC systems and components and representations and warranties respecting compliance with laws and Hazardous Materials (as defined below)), Landlord shall have no obligation to perform any improvements to the Premises to prepare the space for Tenant’s occupancy, and Tenant acknowledges that Tenant accepts the Premises in its “AS IS” condition, without any representation or warranty by Landlord other than those contained herein.

(b) Tenant shall perform, at its sole cost and expense, all work which Tenant deems necessary or desirable to prepare the space for Tenant’s occupancy (collectively, the “Tenant Improvements”). Tenant’s preliminary plans and specifications for the Tenant Improvements to the Premises (the “Preliminary Plans”) which plans were prepared by Meyer Design (“Tenant’s Architect”) are attached hereto as Exhibit “B” and which Preliminary Plans shall be subject to modification by Tenant’s Architect. Landlord hereby approves the Preliminary Plans attached. Tenant’s Architect shall prepare more detailed construction drawings and Tenant’s design consultants (together with Tenant’s Architect, “Tenant’s Design Consultants”) shall prepare detailed mechanical, electrical, plumbing and structural plans for the Tenant Improvements to the Premises (collectively, the “Proposed Tenant’s Plans”), all of which shall be submitted to the Landlord by December 2, 2009 and subject to Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed. Landlord shall have five (5) business days following receipt of such Proposed Tenant’s Plans to provide written notice of approval or disapproval of the Proposed Tenant’s Plans. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Proposed Tenant’s Plans within such 5 business day period, the Proposed Tenant’s Plans will be deemed approved. If Landlord disapproves the Proposed Tenant’s Plans within the 5 business day period, then Landlord shall specify the revisions required for approval in Landlord’s written notice and Tenant shall revise the Proposed Tenant’s Plans and submit them to Landlord until the Proposed Tenant’s Plans are approved (the “Final Plans”). Tenant shall have five (5) business days following receipt of any such disapproval by Landlord to revise the Proposed Tenant’s Plans and submit such revision to Landlord. Tenant and Landlord recognize that time is of the essence, and the parties shall work together diligently to finalize the Final Plans. All work shall be performed in a good and workmanlike manner and in accordance with all applicable laws, and shall be performed on an open shop basis. On a plan (“Redesign Plan”) separate and distinct from the Final Plans, so as not to delay the permitting process and the timing for the completion the Tenant Improvements, Tenant may include a redesign and modernization of the exterior main entrance/vestibule of the Building. The Redesign Plan may include structural and cosmetic changes and removal or pruning of trees to increase visibility of the Building and signage, all of which shall be noted by Tenant on the Redesign Plan. Landlord shall have five (5) business days following receipt of such Redesign Plan to provide written notice of approval or disapproval of the Redesign Plan. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Redesign Plan within such 5 business day period, the Redesign Plan will be deemed approved. If Landlord disapproves the Redesign Plan within the 5 business day period, then Landlord shall specify the revisions required for approval in Landlord’s written notice and Tenant shall revise the Redesign Plan and submit it to Landlord until the Redesign Plan is approved. Tenant shall have five (5) business days following receipt of any such disapproval by Landlord to revise the Redesign Plan and submit such revision to Landlord. Landlord shall provide to Tenant available CAD-based electronic files in Landlord’s possession of all base building related engineering drawings, including structural, mechanical, electrical and plumbing, so that Tenant’s Design Consultants may utilize same, as a base, in the preparation of their own plans and specifications as may be required for Tenant’s permitting and construction of the Premises. Within 30 days of the Effective Date, Landlord shall pay to Tenant an $0.08 per square foot allowance for Tenant’s Architect to test-fit Tenant’s program (“Test-Fit Allowance”). The Final Plans shall include all information and specifications reasonably necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters’ requirements. All contractors utilized by Tenant for the performance of the Tenant Improvements shall be reputable, licensed contractors and Tenant shall have the right, but not the obligation, to competitively bid all work performed in connection with the Tenant Improvements. Prior to selection by Tenant, the names of all general contractors and major subcontractors shall be submitted to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. For the purposes of this Section 1.02(b) it shall be deemed unreasonable for Landlord to withhold, condition or delay approval of any general contractor or major subcontractor unless Landlord actually knows such general contractor or major subcontractor to have (i) failed to complete construction in a timely manner, or (ii) failed to complete construction in a good and workmanlike manner, or (iii) demonstrated an inability to work cooperatively with contractors employed to do work within the Complex. If Tenant bids the work, Landlord may select one contractor to bid to be the general contractor in connection with the Tenant Improvements.

Upon completion of the Tenant Improvements, Tenant shall cause Tenant’s Design Consultants to provide Landlord with redlined drawings via CAD showing “as built” conditions.

(c) All subsequent changes in the Final Plans shall be subject to the reasonable approval of Landlord but only to the extent such changes substantially deviate from Final Plans.

Such changes shall not be considered to substantially deviate from the Final Plans if Tenant substitutes material of equivalent grade and quality or if such changes are necessitated by conditions met during the course of construction. If Landlord approves any change in the Final Plans, Tenant shall construct, at Tenant’s sole cost and expense, the Tenant Improvements in accordance with such change. If Landlord disapproves such change in the Final Plans, Landlord shall state specifically the reasons for such disapproval, and Tenant shall withdraw such request or propose an alternative modification. If Landlord fails to approve or disapprove any requested change within five (5) business days of receipt, such change to the Final Plans shall be deemed approved.

(d) Landlord shall provide Tenant with an improvement allowance of Thirty Five Dollars ($35.00) per rentable square foot (the “Tenant Improvement Allowance”). Tenant shall pay Landlord’s designated representative (“Construction Coordinator”) a construction coordination fee (“Construction Coordination Fee”) equal to one and one half percent (1 1/2%) of the total cost of the Tenant Improvements but not more than one and one half percent (1 1/2%) of the Tenant Improvement Allowance. The Construction Coordination Fee will be withheld from the Tenant Improvement Allowance paid by Landlord to Tenant. The Construction Coordinator shall attend weekly construction meetings and be responsible for the overall coordination between the Landlord and the Tenant.

(e) The Tenant Improvement Allowance shall be applied against Tenant’s Costs for the Tenant Improvements and for no other purpose. “Tenant’s Costs” shall mean all costs and expenses incurred by Tenant in connection with the completion of the Tenant Improvements, including, without limitation: (i) Tenant’s out-of-pocket contract or purchase price(s) for materials, components, labor and services plus (ii) Tenant’s Design Consultants’ fees and costs, plus (iii) fees for all required permits and approvals. Prior to payment of the Tenant Improvement Allowance, the total amount of Tenant’s Costs shall be subject to reasonable examination by Landlord, and Tenant shall provide Landlord with copies of all invoices which Tenant has approved, and other backup documentation reasonably requested by Landlord relative thereto. The Tenant Allowance shall be payable as the Tenant Improvements progress, within 30 days of submission by Tenant to Landlord of invoices from the contractors performing the work and other vendors. The Tenant Improvement Allowance shall be fully advanced against the first dollars of Tenant’s Costs before Tenant is required to fund any deficiency. To the maximum extent possible under applicable law, Tenant’s financial contribution to the cost of constructing the Tenant Improvements will fund (and thus Tenant will own and depreciate) the components that are identified as IRC Section 1245 Property (5 and 7 year tax lives). To the maximum extent possible under applicable law, Landlord’s financial contribution to the cost of constructing the Tenant Improvements will fund (and thus Landlord will own and depreciate) the components that are identified as IRC Section 1250 Property (39 year tax life). The parties agree and intend that any amount received in cash or treated as a rent reduction by the Tenant from the Landlord will be a qualified lessee construction allowance within the meaning of IRC Section 110 and the regulations promulgated thereunder for all purposes of this Agreement. In the event that Tenant fails to utilize the entire Tenant Improvement Allowance, Tenant shall be entitled to a refund or credit against the Minimum Rent payable hereunder until the Tenant Improvement Allowance is exhausted. In the event that Tenant’s Costs exceed the amount of the Tenant Improvement Allowance, Tenant shall be solely responsible for such excess costs. Regardless of whether the Tenant Improvement Allowance is exhausted, Tenant shall be responsible for paying its general contractor and all other contractors and subcontractors, as the case may be, pursuant to, and in accordance with the timeframes set forth in, the contracts between Tenant and its general contractor and all other contractors and subcontractors. All such obligations shall remain those of Tenant, and not of Landlord. All requests for the Tenant Improvement Allowance shall be made within eighteen (18) months from the Commencement Date or the same shall be forfeited by Tenant.

(f) Landlord shall have the right, but not the obligation, to inspect any of Tenant’s construction of the Tenant Improvements, if any, to ensure compliance with the provisions of this Section.

II. Tenant Improvements Option II.

(a) Landlord, at Tenant’s sole cost and expense (but subject to the Improvement Allowance as hereinafter defined) shall, prior to the Commencement Date, construct all of the tenant improvements to the Premises as identified in the Final Plans (hereinafter defined) including any exterior renovations to the Building entrance (collectively, the “Tenant Improvements”). The foregoing work shall be performed by or on behalf of Landlord in a good, workmanlike manner in accordance with the Final Plans and all applicable laws, ordinances and governmental regulations. Except as provided in this Section (a) or as otherwise provided in this Lease (including, without limitation, Landlord’s obligations with respect to HVAC systems and components and representations and warranties respecting compliance with laws and Hazardous Materials (as defined below)), Landlord shall have no other obligation to perform any improvements to the Premises or to make any representation and warranty.

(b) Tenant’s preliminary plans and specifications for the Tenant Improvements to the Premises (the “Preliminary Plans”) which plans were prepared by Meyer Design (“Tenant’s Architect”) are attached hereto as Exhibit “B” and which Preliminary Plans shall be subject to modification by Tenant’s Architect. Landlord hereby approves the Preliminary Plans attached. Tenant’s Architect shall prepare more detailed construction drawings and Tenant’s design consultants (together with Tenant’s Architect, “Tenant’s Design Consultants”) shall prepare detailed mechanical, electrical, plumbing and structural plans for the Tenant Improvements to the Premises (collectively, the “Proposed Tenant’s Plans”), all of which shall be submitted to Landlord for its approval on or before December 2, 2009 (the “Proposed Tenant Plan Submission Date”), and which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have five (5) business days following receipt of such Proposed Tenant’s Plans to provide written notice of approval or disapproval of the Proposed Tenant’s Plans. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Proposed Tenant’s Plans within such 5 business day period, the Proposed Tenant’s Plans will be deemed approved. If Landlord disapproves the Proposed Tenant’s Plans within the 5 business day period, then Landlord shall specify the revisions required for approval in Landlord’s written notice and Tenant shall revise the Proposed Tenant’s Plans and submit them to Landlord until the Proposed Tenant’s Plans are approved (the “Final Plans”). Tenant shall have five (5) business days following receipt of any such disapproval by Landlord to revise the Proposed Tenant’s Plans and submit such revision to Landlord. On a plan (“Redesign Plan”) separate and distinct from the Final Plans, so as not to delay the permitting process and the timing for the completion the Tenant Improvements, Tenant may include a redesign and modernization of the exterior main entrance/vestibule of the Building. The Redesign Plan may include structural and cosmetic changes and removal or pruning of trees to increase visibility of the Building and signage, all of which shall be noted by Tenant on the Redesign Plan. Landlord shall have five (5) business days following receipt of such Redesign Plan to provide written notice of approval or disapproval of the Redesign Plan. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Redesign Plan within such 5 business day period, the Redesign Plan will be deemed approved. If Landlord disapproves the Redesign Plan within the 5 business day period, then Landlord shall specify the revisions required for approval in Landlord’s written notice and Tenant shall revise the Redesign Plan and submit it to Landlord until the Redesign Plan is approved. Tenant shall have five (5) business days following receipt of any such disapproval by Landlord to revise the Redesign Plan and submit such revision to Landlord. Landlord shall provide to Tenant available CAD-based electronic files in Landlord’s possession of all base building related engineering drawings, including structural, mechanical, electrical and plumbing, so that Tenant’s Design Consultants may utilize same, as a base, in the preparation of their own plans and specifications as may be required for Tenant’s permitting and construction of the Premises. Landlord shall provide Tenant’s Architect with an $0.08 per square foot allowance to test-fit Tenant’s program (“Test-Fit Allowance”). The Final Plans shall include all information and specifications necessary for Landlord to fully review the work described therein and shall conform to all applicable laws and requirements of public authorities and insurance underwriters’ requirements. All work shall be furnished, installed and performed by Landlord, on an open shop basis utilizing a general contractor selected by Landlord (which may be an affiliate of Landlord) after competitive bidding, as required below, for Landlord’s Cost (as hereinafter defined). “Landlord’s Cost” shall mean all costs and expenses incurred by Landlord in connection with the completion of the Tenant Improvements, including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services plus (ii) an amount equal to three percent (3%) of the hard costs described in (i), as Landlord’s construction management fee, plus (iii) Tenant’s Design Consultants’ fees in excess of the Test-Fit Allowance, plus (iv) fees for all required permits and approvals.

Upon completion of the Tenant Improvements, Tenant shall cause Tenant’s Design Consultants to provide Landlord with redlined drawings via CAD showing “as built” conditions.

Tenant may designate an individual to be present when the bids are first opened, and to facilitate in the bid process, including the opportunity to negotiate, refine and evaluate such bids. Landlord shall accept bids on all work for the Tenant Improvements on a guaranteed maximum sum bid from a licensed general contractor selected by Tenant and at least two (2) licensed general contractors of Landlord’s choosing. The cost charged for the Tenant Improvements shall not exceed the lowest bid received that satisfies all of the construction requirements identified in the Final Plans, (and the projected timing established for the completion of the Tenant Improvements) except for subsequent changes due to field conditions, qualifications and/or changes initiated by Tenant (in which case the cost of such work shall be limited to the actual cost plus a pre-negotiated mark-up for overhead and profit, which mark-up shall be shared with the contractors at the time the bid packages are disseminated). Tenant may not request a change to the Final Plans if such change will extend the estimated timing for Substantial Completion unless Tenant agrees in writing to stipulate that for purposes of calculating the Rent Commencement Date, the Commencement Date shall be the date the Tenant Improvements would have been Substantially Complete, but for such change. Landlord shall provide a one (1) year warranty against defective or non-conforming work, and shall pass through and assign to Tenant any warranties received by Landlord from the contractors or subcontractors. Landlord shall repair and replace, as necessary, any defective work and materials or work and materials not in conformance with the Final Plans which is identified by Tenant in writing on or before the first anniversary of the Commencement Date.

(c) Tenant may request any subsequent changes in the Final Plans, provided that if they deviate substantially from the approved Final Plans, such changes shall be subject to the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Such changes shall not be considered to deviate substantially from the approved Final Plans if Tenant substitutes material of equivalent grade and quality or if such changes are necessitated by conditions met during the course of construction. If Landlord approves any change in the Final Plans (or if consent is not required), Landlord shall construct the Proposed Tenant Improvements in accordance with such change. If Landlord disapproves such change in the Final Plans, Landlord shall state specifically the reasons for such disapproval, and Tenant shall cause Tenant’s Architect to promptly make any changes in the Final Plans and resubmit, within five (5) working days of receipt of Landlord’s disapproval, such changes or rely upon Landlord’s earlier approval of the Final Plans without changes reasonably required by Landlord. If Landlord fails to approve or disapprove any requested change within five (5) business days of receipt, such change to the Final Plans shall be deemed approved.

(d) Landlord shall provide Tenant with a construction allowance (the “Tenant Improvement Allowance”) of Thirty Five Dollars ($35.00) per rentable square foot of the Premises, the first dollars of which shall be applied towards Landlord’s Cost for the Tenant Improvements before Tenant is required to fund any deficiency. To the maximum extent possible under applicable law, Tenant’s financial contribution to the cost of constructing the Tenant Improvements will fund (and thus Tenant will own and depreciate) the component s that are identified as IRC Section 1245 Property (5 and 7 year tax lives). To the maximum extent possible under applicable law, Landlord’s financial contribution to the cost of constructing the Tenant Improvements will fund (and thus Landlord will own and depreciate) the components that are identified as IRC Section 1250 Property (39 year tax life). The parties agree and intend that any amount received in cash or treated as a rent reduction by the Tenant from the Landlord will be a qualified lessee construction allowance within the meaning of IRC Section 110 and the regulations promulgated thereunder for all purposes of this Agreement.

(e) In the event that Landlord’s Cost as approved by Tenant exceeds the amount of the Tenant Improvement Allowance, then, after the Tenant Improvement Allowance is exhausted, Tenant shall reimburse Landlord for such excess from time to time, but no more frequently than once every month, during the progress of the work within thirty (30) days after receipt of Landlord’s invoice(s) therefor. In the event that Landlord’s Cost is less than the amount of the Tenant Improvement Allowance, Tenant shall be entitled to receive a credit against Minimum Rent until the Tenant Improvement Allowance is exhausted.

(f) All payments due to Landlord pursuant to the provisions of this Section 1.02 shall constitute Additional Rent (as hereinafter defined) hereunder, payable in accordance with the provisions hereof. In the event of nonpayment of such Additional Rent by Tenant, Landlord shall have all of the rights and remedies set forth in this Lease.

1.03 In the event Landlord has not paid (i) Tenant any portion of the Tenant Improvement Allowance or (ii) Tenant’s Broker the commission due to it in accordance with Section 26 of this Lease, within seventy five (75) days of when such payment is due, Tenant shall have the right to offset against the next monthly installment, or installments, if necessary, of Minimum Monthly Rent, the unpaid or unfunded amount, together with interest at eight percent (8%) per annum, until such amount is set off in full. Tenant will then be responsible to pay itself or the third party, including the broker, the amount set off, and Landlord shall indemnify and hold Tenant harmless for any such offset pursuant to this Section 1.03 and Landlord will have no claim against Tenant for unpaid rent to the extent such has been used to fund the cost of the Tenant Improvements or brokerage commission.

1.04 At all times during the Term, subject to periodic closure for repairs and remodeling, Landlord shall provide a first class, full service sit down cafeteria of at least 8,000 rentable square feet in the Building from 7:00 a.m. through 2:00 p.m., Monday through Friday (the “Cafeteria Hours”). The Cafeteria shall be available for all tenants in the Complex and shall be operated by a reputable Cafeteria operator (of the kind and quality of Aramark or a similar institutional operator). Landlord shall provide Tenant with a reasonable opportunity to discuss menu selection with the cafeteria operator. In conjunction with the cafeteria, Landlord shall make available the outside area adjacent to the Cafeteria for outdoor seating with appropriate furniture provided by Landlord and, upon reasonable request from Tenant, if such outdoor seating is insufficient, Landlord shall provide additional outdoor seating with appropriate furniture. Upon notice of at least two (2) business days to Landlord, provided there is no conflict with another Complex tenant’s use of the cafeteria, Tenant shall have the right to use the cafeteria during non-meal hours for company events and presentations at no additional cost. Tenant shall also have the right to extend the Cafeteria Hours (the “Extended Cafeteria Hours”) for the exclusive use by Tenant by (a) paying the actual, documented costs associated with the Extended Cafeteria Hours as Additional Rent or (b) contracting directly with the cafeteria operator for the Extended Cafeteria Hours and paying any associated costs directly. The foregoing notwithstanding, if additional tenants desire to use the Cafeteria during the Extended Cafeteria Hours, other than the use of any vending machines which may be located within the Cafeteria, then all such costs shall be included in Operating Expenses and paid on a pro rata basis by all tenants of the Complex utilizing the Cafeteria during the Extended Cafeteria Hours. Landlord, Tenant and the Cafeteria operator shall cooperate to establish a policy for monitoring use of the Cafeteria during Extended Cafeteria Hours to ensure all associated costs are included in Operating Expenses if appropriate. Tenant acknowledges that Landlord currently has an exclusive contract with Compass Group North America for the provision of Cafeteria and vending services to the Complex and, so long as such contract is in effect, Tenant shall contract with Compass Group North America for the provision and servicing of any vending machines within the Premises. Landlord’s contract with Compass Group North America for services to the Complex expires on October 31, 2014, and Landlord will consult with Tenant before Landlord extends, renews or terminates such contract. Upon the expiration of such contract, Landlord shall ensure that any future contracts do not restrict Tenant’s selection of a vendor for the provision and servicing of vending machines within the Premises.

1.05 At all times during the Term, Landlord shall make available within the Complex a

Fitness Center for use by all tenants of the Complex and their employees. The Fitness Center size shall be no smaller than 1,500 rentable square feet. The Fitness Center shall be equipped with fully functioning machinery and weights (which shall be replaced as appropriate from time to time in order to ensure that the Fitness Center is, at all times, equipped with state of the art equipment) and shall otherwise be maintained in a first class manner. The Fitness Center shall include men’s and women’s locker rooms and shower facilities. The costs of operating the Fitness Center shall be included in the Building’s Operating Expenses; provided, however, that Landlord shall not make a profit from the operation of the Fitness Center, and neither Tenant nor Tenant’s employees shall be required to pay any fees for the use of the Fitness Center. The Fitness Center shall be subject to such reasonable rules and regulations as Landlord shall designate from time to time, taking into account insurance, liability and safety concerns. Landlord will provide Tenant with the opportunity to have reasonable input into the types of equipment, programs and supervision installed in or made available within the Fitness Center. Anything to the contrary contained herein notwithstanding, Tenant shall be entitled to use additional space within the Premises as a Fitness Center and for related uses.

1.06 Tenant shall have the right to use up to 88% of the roof area of the Building, immediately above the third floor of Tenant’s Premises (“Rooftop Rights”), and Landlord shall provide Tenant reasonable access to run the necessary cable and piping for Tenant’s Rooftop Rights. Tenant acknowledges that the Cafeteria and the Fitness Center, which are physically located within the same Building, shall have access to the remaining 12% of the roof area. The Rooftop Rights shall be at no additional cost to Tenant. Tenant shall be responsible for restoring the area used in connection with its Rooftop Rights to its original condition prior to the expiration or earlier termination of the Lease Term. The Rooftop Rights and any activities related thereto, including but not limited to the installation methodology and weight and size of cable, piping and other equipment, and the specific activities of Tenant, will be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and any required Township approval. The Rooftop Rights shall be solely for Tenant’s personal use for its business, not for resale or profit, and Tenant’s Rooftop Rights may not be assigned or subleased to any third party except in connection with a permitted assignment of the Lease or sublease of all or a portion of the Premises. Landlord shall ensure the roof is in good condition at the time of the Lease Commencement Date and Landlord shall make any modifications, repairs or maintenance recommended by its engineer at Landlord’s sole cost and expense prior to the Commencement Date.

2. TERM; RENEWAL.

2.01 (a) The term of this Lease (the “Term”) shall commence on the Commencement Date and terminate on the Initial Expiration Date (the “Initial Expiration Date”). Notwithstanding the Commencement Date, the contractual obligations created by this Lease shall come into full force and effect on its Effective Date.

(b) [This alternative shall apply if Tenant opts to perform its own Tenant Improvements] The “Commencement Date” shall be August 1, 2010. Notwithstanding the foregoing, in the event that Tenant Improvements are not Substantially Complete on or before the Commencement Date due to a delay caused by any acts or omissions in the reasonable control of Landlord (a “Landlord Delay”), then the Rent Commencement Date shall be extended by one day for each day of the first 30 days attributable to such Landlord Delay and, thereafter, the Rent

Commencement Date shall be extended by two days for each day attributable to such Landlord Delay. The Tenant Improvements shall be considered “Substantially Complete” when Tenant’s Architect certifies that all of Tenant Improvements are substantially complete in accordance with the Final Plans except for minor finishing work, decoration or adjustment which do not substantially interfere with Tenant’s occupancy or Tenant’s ability to complete any improvements to the Premises to be made by Tenant (“Punchlist Items”). Upon Substantial Completion of the Tenant Improvements, the parties shall execute an instrument, substantially similar to the form attached hereto as Exhibit “C”, formally establishing the Commencement Date, Rent Commencement Date and Expiration Date of this Lease, as well as the acceptance of the Premises by Tenant (“Lease Term Certification”).

(b) [This alternative shall apply if Tenant opts for Landlord to perform the Tenant Improvements] The “Commencement Date” shall be the earlier of (i) the date Tenant commences operation of its business in the Premises or (ii) the date that is six (6) weeks after the date the Tenant Improvements are Substantially Complete and all approvals necessary for Tenant’s occupancy of the Premises have been given by all applicable governmental and regulatory authorities, but in no event earlier than August 1, 2010. When Landlord believes the Tenant Improvements are Substantially Complete, Landlord shall provide Tenant with not less than five (5) days’ prior written notice to schedule a walk through of the Premises with Tenant for the purpose of identifying all minor finishing work, decoration or items which can be adjusted without substantially interfering with Tenant’s occupancy or Tenant’s ability to complete any improvements to the Premises to be made by Tenant (“Punchlist Items”). The Tenant Improvements shall be considered “Substantially Complete” when Tenant’s Architect certifies that Landlord has performed or completed substantially all of the Tenant Improvements in accordance with the Final Plans except for the Punchlist Items, and all work necessary for a certificate of occupancy or similar permit or approval, other than furnishing the Premises, is complete. Landlord shall work diligently to ensure (i) the Tenant Improvements for the first floor data center are Substantially Complete on or before May 3, 2010, (ii) the Tenant Improvements for the remainder of the first floor and the second floor are Substantially Complete on or before May 28, 2010, (iii) the Tenant Improvements for the third floor are Substantially Complete on or before June 25, 2010, and (iv) the Tenant Improvements pursuant to the Redesign Plan are Substantially Complete on or before August 1, 2010 (each a “Scheduled Completion Date” and collectively the “Scheduled Completion Dates,” and each of the foregoing phases is referred to as a “Tenant Improvement Phase”). Landlord shall use best efforts to complete all Punchlist Items within thirty (30) days after Substantial Completion of the applicable Tenant Improvement Phase or, if such completion is not feasible for any reason not within the reasonable control of Landlord, as soon as conditions permit, and Tenant shall afford Landlord access to the Premises for such purpose pursuant to the terms of this Lease, provided that Landlord does not interfere with Tenant’s use or occupancy of the Premises. Landlord shall obtain a certificate of occupancy or similar permit or approval issued by the applicable governmental authorities authorizing the lawful use of the Premises for their intended purpose by Tenant. Landlord shall coordinate with the Township to obtain such certificate of occupancy or similar permit or approval as soon as is commercially reasonable following the date Tenant completes the furnishing of the Premises. Notwithstanding the foregoing, in the event that (i) the specified Tenant Improvements are not Substantially Complete on or before the applicable Scheduled Completion Date due to Tenant’s refusal, upon Landlord’s request, to modify the Final Plans to address long lead time items which cannot be delivered in a timely manner (i.e., if Tenant specifies a specialty item which has a delivery date that does not comply with the Project Schedule and Tenant is unwilling to change such item for a comparable item which will so comply), or (ii) Tenant’s failure to respond in a reasonable time to a written notice from Landlord indicating that Tenant’s act or omission will cause a delay in completion of the Tenant Improvements, or (iii) the Final Plans are not completed by Tenant’s Design Consultants to meet the Township’s requirements and approvals such that Landlord shall not receive a building permit from the Township by December 29, 2009 (provided that a building permit for the Redesign Plans need not have been obtained until February 1, 2010) (each, a “Tenant Delay”), then for purposes of calculating the Rent Commencement Date, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred but for the Tenant Delay. In the event of a Tenant Delay, Landlord shall continue construction on all portions of the Tenant Improvements not directly affected by such Tenant Delay. Upon Substantial Completion of the Tenant Improvements, the parties shall execute an instrument, substantially similar to the form attached hereto as Exhibit “C”, formally establishing the Commencement Date, Rent Commencement Date and Expiration Date of this Lease, as well as the acceptance of the Premises by Tenant (“Lease Term Certification”).

(c) [This Section 2.01(c) shall be applicable only if Tenant opts for Landlord to perform the Tenant Improvements] The outside dates for Substantial Completion of each of the Tenant Improvement Phases are (i) June 3, 2010 for the Tenant Improvements for the first floor data center, (ii) June 28, 2010 for the Tenant Improvements for the remainder of the first floor and the second floor, (iii) July 25, 2010 for the Tenant Improvements for the third floor, and (iv) November 1, 2010 for the Tenant Improvements pursuant to the Redesign Plans (each, an “Outside Date” and collectively, the “Outside Dates”). If the Tenant Improvement Phases are not Substantially Complete on or before any applicable Outside Date (as such Outside Dates may be extended for Tenant Delays or Force Majeure as hereinafter provided) and if either of the following conditions occur: 1) Tenant is unable to extend the terms of its existing leases at 300 Welsh Road, Horsham, Pennsylvania and 550 Blair Mill Road, Horsham, Pennsylvania to, but not beyond, May 1, 2011 (the “Existing Leases”) in each case on the same terms as existed immediately prior to the natural expiration of such leases (represented by Tenant to be October 1, 2010 in the case of 300 Welsh and March 31, 2011 in the case of 550 Blair Mill), or 2) if at any time Landlord agrees in writing that the Tenant Improvements cannot feasibly be completed by May 1, 2011 (as extended by the period of any Tenant Delay or Force Majeure Events) or if the Tenant Improvements are not actually completed by May 1, 2011 (as extended by the period of any Tenant Delay or Force Majeure Events); then if either of the conditions set forth in Clauses 1 or 2 occur, Tenant shall have the right to terminate this Lease by delivering prior written notice to Landlord (“Tenant’s Termination Notice”), such notice to be delivered: a) in the case of failure under Clause 1 above, within thirty (30) days after failure to achieve the applicable Outside Date (as extended by the period of any Tenant Delay or Force Majeure Event); or b) in the case of Clause 2 above, not later than May 31, 2011 (as extended by the period of any Tenant Delay or Force Majeure Event); provided, however, that if and to the extent the failure to achieve Substantial Completion by any Outside Date is attributable to a Tenant Delay or an act of God, industry-wide labor strike or other cause beyond the reasonable control of Landlord (a “Force Majeure Event”), then the applicable Outside Date shall be extended by one day for each day attributable to such Tenant Delay or Force Majeure Event, but then only to the extent actually caused by such Tenant Delay or such Force Majeure Event; provided, further, however, that in no event shall any one or more Force Majeure Events serve to extend the Outside Dates more than fifty (50) days in the aggregate (and in no event more than fifty

(50) days beyond the applicable Outside Date for Substantial Completion of the Tenant Improvements). For purposes of this Lease, in the event Landlord is claiming a Tenant Delay or Force Majeure which will extend the time for its performance it must notify Tenant in writing of such event within five (5) days after the occurrence thereof, which notice shall identify the nature of the delay and likely impact on Outside Dates. Failure to timely notify Tenant shall constitute a waiver of any claimed delay. Landlord shall use good faith efforts to try and mitigate the impact of any delay. Notwithstanding the foregoing, if following Tenant’s delivery of a Termination Notice, the applicable Tenant Improvements are Substantially Completed by Landlord prior to the expiration of the thirty (30) day period following delivery of such Tenant’s Termination Notice, then, in such event, Tenant’s Termination Notice with respect to such specific failure shall be null and void and of no effect, as if Tenant had not delivered Tenant’s Termination Notice. In addition to the foregoing termination right, if the Tenant Improvement Phases are not Substantially Complete on or before thirty (30) days following the applicable Outside Date or Outside Dates (as extended by any Tenant Delay or Force Majeure Events) and Tenant has not delivered a Tenant Termination Notice, Tenant shall have the right to delay the Commencement Date to May 1, 2011 or, if the Substantial Completion for the last of the Tenant Improvements is later than May 1, 2011 (as extended by the period of any Tenant Delay or Force Majeure Events), the actual date of Substantial Completion for the last of the Tenant Improvements (the “Delayed Commencement Date”) by delivering a written notice to Landlord (“Delay Option Notice”) within thirty (30) days after completion of the thirty (30) day period following the applicable failed Outside Date or date of Substantial Completion for the last of the Tenant Improvements, if applicable, and, in such case, Landlord shall have the option to pay the Existing Lease Additional Liability (hereinafter defined), if any, and, if Landlord opts to pay the Existing Lease Additional Liability, the Rent Commencement Date shall be March 1, 2012, subject to adjustment as set forth herein. As soon as possible after delivering its Delay Option Notice, Tenant shall deliver to Landlord the Existing Leases and all relevant related documentation; within fifteen (15) days of receiving the last of all such documentation, Landlord shall notify Tenant in writing whether Landlord chooses to pay the Existing Lease Additional Liability. If Landlord fails to notify Tenant of their decision within the fifteen (15) day notice period, then it will be deemed that Landlord has elected not to pay Existing Lease Additional Liability. If Landlord chooses not to pay the Existing Lease Additional Liability (or is deemed to have chosen not to pay the Existing Lease Additional Liability), Tenant shall have the option to terminate the Lease by providing written notice of such termination to Landlord within fifteen (15) days of its receipt of Landlord’s refusal or deemed refusal to pay the Existing Lease Additional Liability. If Tenant fails to notify Landlord of their decision within the fifteen (15) day notice period, then it will be deemed that Tenant has elected not to terminate the Lease.

In the case of Clause 1 of this Section 2.01(c), the condition set forth in such clause shall not be deemed to have occurred, and Tenant shall therefore not have the right to terminate this Lease, if both (A) the only change during the negotiated extension terms of the Existing Leases is that the rent on either location has increased or that either rent is payable beyond May 1, 2011 (such increases rent or rent payable beyond May 1, 2011 defined as “Existing Lease Additional Liability”) and (B) Landlord agrees in writing to pay all of the Existing Lease Additional Liability. Tenant shall include Landlord in the negotiations with the landlords in connection with the Existing Leases and if Landlord expresses a willingness to pay the Existing Lease Additional Liability then Tenant shall provide Landlord with all pertinent documents as they relate to Tenant’s existing leases, extension terms and holdover. If Landlord agrees to pay Existing Lease Additional Liability, then Landlord shall have final approval of extension terms or holdover option and Tenant shall make best efforts to minimize any increase in costs associated with extension terms or holdover.

2.02 Tenant shall have the option to extend the Initial Term for two (2) separate, consecutive renewal periods totaling an aggregate of ten (10) years (each, a “Renewal Option”), under and subject to the following terms and conditions:

(a) The first renewal term (the “First Renewal Term”) shall be for a period of either three (3), four (4), five (5), six (6) or seven (7) years, at Tenant’s option, commencing on the day immediately following the Initial Expiration Date, and expiring at midnight on the day immediately preceding the third (3rd), fourth (4th), fifth (5th), sixth (6th) or seventh (7th) anniversary thereof, as the case may be (“First Renewal Expiration”). The second renewal term (the “Second Renewal Term”) shall be for a period of ten (10) years less the number of years of the First Renewal Term, commencing on the day immediately following the First Renewal Expiration, and expiring at midnight on the day immediately preceding the third (3rd ), fourth (4th), fifth (5th), sixth (6th) or seventh (7th) anniversary thereof, as the case may be. The First Renewal Term and the Second Renewal Term are collectively referred to as the “Renewal Terms” (and each a “Renewal Term”). If Tenant fails to exercise any Renewal Option, all subsequent Renewal Options shall be null and void and of no further force and effect.

(b) Tenant must exercise each Renewal Option, if at all, by written notice to Landlord delivered at least three hundred sixty five (365) days prior to the expiration date of the then current Term of this Lease, time being of the essence.

(c) As a condition to Tenant’s exercise of each Renewal Option at the time Tenant delivers to Landlord its notice of election to exercise the applicable Renewal Option, there shall be no continuing Event of Default that remains uncured.

(d) Each Renewal Term shall be on the same terms and conditions contained in this Lease, except that (i) the Minimum Rent shall be ninety five percent (95%) of the Fair Market Rental Rate (as hereinafter defined) for the Premises, (ii) Tenant shall either (1) be granted a concession package for new comparable leases (including tenant improvement allowance, free rent build-out period and other concessions then given in the Fort Washington, Pennsylvania market) or (2) receive a rent reduction equal to the payment necessary to amortize the value of such concessions at eight percent (8%) over the Renewal Term, (iii) the Base Year shall be revised to be the first full calendar year of each Renewal Term, and (iv) Tenant may reduce the total space of the Premises to no less than 70,000 rentable square feet when exercising such Renewal Option, so long as the space surrendered to Landlord is contiguous on one floor and leasable as a distinct space.

(e) Except for the specific Renewal Options set forth above, there shall be no further privilege of renewal.

(f) As used herein, the “Fair Market Rental Rate” shall mean the per square foot base rental rate, including annual escalations, then being charged by Landlord in new leases for comparable space in the Building or the Complex or, if no comparable space exists in the

Building or the Complex, then being charged in new leases by landlords for comparable space in Class “A” office buildings in the Fort Washington, Pennsylvania market, for leases commencing on or about the commencement of the applicable Renewal Term, taking into consideration the use, location and floor level of the applicable building, leasehold improvements provided, the term of the lease under consideration, the extent of services provided thereunder, market concessions such as rent abatement and rent credit, resetting of the Base Year for Operating Expenses and other adjustments to the base rental, and any other relevant term or condition in making such evaluation. Landlord shall determine the Fair Market Rental Rate using its good faith judgment and shall provide written notice of such rate within fifteen (15) business days after Tenant’s exercise notice pursuant to this Section.

(g) Within twenty (20) days after receipt of Landlord’s notice, Tenant shall advise Landlord that (a) it accepts Landlord’s determination of the Fair Market Rental Rate, or (b) it rejects Landlord’s determination of the Fair Market Rental Rate. If Tenant fails to advise Landlord within said twenty (20) day period, Tenant shall be deemed to have rejected the Fair Market Rental Rate determined by Landlord on the twentieth day (the “Deemed Rejected Date”). If Tenant rejects or is deemed to have rejected Landlord’s determination of the Fair Market Rental Rate, Tenant shall, at its cost and expense, engage the services of an independent real estate appraiser, having an MAI designation, with knowledge and experience of rental values of similar properties in the area to perform an appraisal to determine the Fair Market Rental Rate of the Premises for the Renewal Term. Such appraiser shall render his or her appraisal report to Landlord and Tenant not later than thirty (30) days after the date of Tenant’s notice to Landlord rejecting Landlord’s determination of the Fair Market Rental Rate of the Premises or after the Deemed Rejected Date, as the case may be. If the Fair Market Rental Rate determined by the appraiser shall not be acceptable to Landlord, Landlord shall have the right, at its cost and expense, to engage the services of an appraiser, having similar qualifications as those set forth above, to determine the Fair Market Rental Rate of the Premises for the Renewal Term. Such appraiser selected by Landlord shall render his or her appraisal report to Landlord and Tenant not later than thirty (30) days after the date Landlord receives the appraisal report prepared by the appraiser selected by Tenant. In the event that Landlord’s appraiser shall determine a Fair Market Rental Rate which shall not differ by more than ten (10%) percent from the Fair Market Rental Rate determined by Tenant’s appraiser, the Fair Market Rental Rate of the Premises shall be deemed to be the Fair Market Rental Rate determined by Tenant’s appraiser. If Landlord’s appraiser shall determine a Fair Market Rental Rate which shall differ more than ten (10%) percent from the Fair Market Rental Rate determined by Tenant’s appraiser, then the two appraisers shall select a third appraiser (independent of the first two appraisers and of the Brokers), having similar qualifications as those set forth above, and Landlord and Tenant shall engage the services of such third appraiser to perform an appraisal to determine the Fair Market Rental Rate of the Premises, with Landlord and Tenant each to pay one-half of the cost of such third appraiser. The appraiser for Landlord and the appraiser for Tenant shall select such third appraiser within ten (10) days after Landlord notifies Tenant that such third appraiser is required. Such third appraiser shall be instructed to render an appraisal report to Landlord and Tenant not later than thirty days (30) after the date of his or her engagement. The Fair Market Rental Rate of the Premises for the Renewal Term shall be the Fair Market Rental Rate determination of the appraiser selected by Landlord or Tenant whose determination is closer to the determination of the third appraiser. The Fair Market Rental Rate of the Premises, as agreed upon by the parties or as determined as hereinabove provided, shall be final and binding upon both Landlord and Tenant.

3. SECURITY DEPOSIT.

3.01 Tenant has deposited with Landlord, upon the signing of this Lease by Tenant, the Security Deposit to be retained by Landlord as security for the faithful performance and observance by Tenant of the covenants and conditions of this Lease. The Security Deposit will be an amount equal to twenty percent (20%) of the Tenant Improvement Allowance which will be reduced to two (2) months’ rent upon the first anniversary of the Rent Commencement Date. Landlord will refund the difference to Tenant on the first anniversary of the Rent Commencement Date; provided however, if such amount has not been refunded to Tenant by the date which is thirty (30) days next following the first anniversary of the Rent Commencement Date, then Tenant may deduct such refund (together with interest at the rate of eight (8%) percent per annum) from the payments of Minimum Monthly Rent and Additional Rent next becoming due under this Lease until the refund, with interest, shall be recovered. Upon the occurrence and during the continuance of an Event of Default and after notice and an opportunity to cure, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required (a) for the payment of any Minimum Monthly Rent, Additional Rent (as such terms are hereinafter defined) and any other charges as to which Tenant is in default, or (b) on account of any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the covenants or conditions of this Lease. Should Landlord use, apply or retain the whole or any part of the Security Deposit, pursuant to the provisions of this Section 3.01, Tenant has the obligation to replenish that portion of the Security Deposit which has been expended within ten (10) days of notice by Landlord of same. Provided no Event of Default has occurred and is continuing, the Security Deposit shall be returned to Tenant within thirty (30) days after Expiration Date and after surrender of the entire Premises to Landlord.

3.02 In the event of a sale of Landlord’s interest in the Building to a bona fide purchaser who shall, in writing, assume the obligations of Landlord under this Lease, Landlord shall have the right to transfer the Security Deposit to such purchaser and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit, and Tenant agrees to look solely to the new Landlord for the return thereof.

4. USE OF PREMISES.

4.01 The Premises shall be occupied and used for the Permitted Use, and for no other purpose.

4.02 Tenant shall not (a) do or permit anything to be done in or about the Premises which will unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, (b) injure or unreasonably disturb them, or (c) allow the Premises to be used for any use other than the Permitted Use.

4.03 Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained.

4.04 Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon the Premises that are particular to Tenant’s manner or method of use as opposed to office uses generally, all at Tenant’s sole expense. Nothing herein shall require that Tenant be responsible for curing any violations existing as of the Commencement Date, all of which shall be resolved by Landlord at its sole cost and expense, unless such violations were caused by the work performed by Tenant in connection with the Tenant Improvements or attributable to the Final Plans.

4.05 Tenant shall not (a) do or permit anything to be done on or about the Premises, or (b) bring or keep anything into the Premises, which will in any way increase the rate, or invalidate or prevent the procuring of any insurance protecting against (x) loss or damage to the Building or any of its contents by fire or other casualty or (y) liability for damage to property or injury to persons in or about the Building or any part thereof.

5. MINIMUM RENT; ADDITIONAL RENT.

5.01 Minimum Rent.

Subject to adjustments described in this Section 5, commencing on the Rent Commencement Date, Tenant shall pay the Minimum Rent, in advance, in equal monthly installments (the “Minimum Monthly Rent”) , on the first day of each calendar month during the Term. If the Rent Commencement Date shall fall on a day other than the first day of a calendar month, the Minimum Monthly Rent shall be apportioned pro-rata on a per diem basis for the period between the Rent Commencement Date and the first day of the following calendar month; such apportioned sum shall be paid on the Rent Commencement Date. Notwithstanding the foregoing, Tenant shall be liable for the payment of all Tenant Electric (as defined below), for all months of the Term, commencing on the Commencement Date. Rent shall be paid to Landlord at the Payment Address, or to such other party and such other place as Landlord may designate in writing.

5.02 Electricity.

(a) Tenant shall pay and be responsible for, as additional rent (“Additional Rent” and, collectively with the Minimum Rent, the “Rent”) hereunder, all electricity consumed within Tenant’s Premises (the “Premises Electric”), and Tenant’s Complex Common Proportionate Share of the Complex Common Electric (together, the Premises Electric and Tenant’s Complex Common Proportionate Share of the Complex Common Electric, being the “Tenant Electric”) which is the cost of all electricity and gas consumed in the Premises, as well as Tenant’s share of the electric and gas attributable to the Complex Common Areas, as defined in the Basic Lease Provisions as follows:

(i) The usable area of the Premises shall be separately metered for electricity. Tenant Electric shall be equal to the cost of electricity for the Premises as determined by such meters and Tenant’s Complex Common Proportionate Share of the electric servicing the Complex Common Areas, which are the Cafeteria, the central/core area connecting the three buildings of the Complex internally (the “HUB”), exterior garage, parking, and drive areas, lit monument signs servicing the Complex, the on-site Complex management office, and the fitness center. All electricity and gas costs shall be charged to Tenant at Landlord’s actual costs with no mark up, billing fee, service fee or other sum payable to Landlord or any third party.

(ii) Subject to the provisions of this Section 5.02, Tenant Electric shall be calculated monthly by Landlord and is payable within thirty (30) days of invoicing.

(b) Notwithstanding the foregoing, Landlord may, at its option, from time to time, but no more frequently than once every twelve (12) months, estimate the monthly cost for Tenant Electric, and bill Tenant for such estimated monthly amount. All such estimated amounts shall be paid together with the monthly payment of Minimum Monthly Rent, and Landlord shall annually, on or before March 1, deliver to Tenant a statement indicating the actual amount of Tenant Electric. If such statement reveals that any additional payments are due to Landlord on account of Tenant Electric for that period, Tenant shall pay such deficiency to Landlord at that time without further demand. If the statement reveals that Tenant has overpaid Tenant Electric for such period, Landlord shall credit such overpayment against the current monthly Minimum Monthly Rent and/or the current monthly estimate of Tenant Electric payment then due or refund such amount promptly if at the end of the Term.

(c) Although Minimum Rent is not due for the first ten (10) months following the Commencement Date, Tenant’s obligations to pay the cost of all Tenant Electric shall commence on the Commencement Date.

5.03 Operating Expenses.

(a) Commencing on the first day of the calendar year following the Base Year, but in no event prior to the Commencement Date, Tenant shall also pay to Landlord as Additional Rent hereunder (i) Tenant’s Proportionate Share of any increase incurred by Landlord in the cost of operating and maintaining the Building (which for this application excludes the costs applicable to the Cafeteria and the Fitness Center) and (ii) Tenant’s Complex Common Proportionate Share of any increase incurred by Landlord in the cost of operating and maintaining the Complex Common Areas (the “Operating Expenses”), during any calendar year, or part of such calendar year in which this Lease is in effect, which exceeds such costs incurred for the Base Year (“Expense Share”). Tenant shall not be entitled to an Additional Rent credit if Operating Expenses during any calendar year, or part of such calendar year in which this Lease is in effect, are less than such costs incurred for the calendar Base Year. The Base Year Operating Expenses shall include all categories of line item expenditures reasonably anticipated to be incurred in the Base Year, and Landlord may not defer any such expenses beyond the Base Year if such deferment would artificially reduce the Base Year Operating Expenses below a typical year’s expenses for all anticipated services. Landlord shall not recover more than the actual Operating Expenses paid by Landlord in connection with the operation of the Building or the Complex for any year and Landlord shall not make a profit from the collection of Operating Expenses from the tenants in the Complex. Any repair and maintenance costs included in Operating Expenses shall be consistently applied to all tenants in the Complex throughout the Term (i.e. if Tenant is billed separately for any item of maintenance and repair, Landlord shall charge all other tenants in the Complex separately for such work and may not include the same in Operating Expenses).

(b) Operating Expenses shall include, without limitation, (i) real estate taxes and similar taxes or assessments in lieu thereof (“Real Estate Tax Expenses”); (ii) water and sewer rents, taxes and charges against the Building; (iii) public and private assessments, levies or charges; (iv) the cost of heat, light, power, elevator service, utility taxes, fuel, labor (including, without limitation, salaries, wages and all fringe benefits made to or on behalf of any and all employees or agents of Landlord performing on site services rendered in connection with the operation, repair, maintenance, protection and management of the Building, and the Building’s share of expenses for the Complex Common Areas, all of which expenses shall not exceed the market rate for such services for other comparable office buildings in the area of the Building); permits, supplies, parts, tools, equipment, insurance, management fees, maintenance and service contracts with independent contractors; (v) capital improvements and major repairs/replacements made for the purpose of reducing energy costs, but only to the extent of actual savings; and (vi) all other items properly constituting direct operating costs according to generally accepted accounting principles consistently applied (hereafter “GAAP”), as determined by an independent certified public accountant, whether similar or dissimilar to the foregoing. All utility costs included in Operating Expenses shall be charged to Tenant at Landlord’s actual costs with no mark up, billing fee, service fee or other sum payable to Landlord and any cost or expense of the nature included in Operating Expenses shall be included no more than once.

(c) Operating Expenses shall not include capital expenditures (unless such capital expenditure actually results in energy savings and then only to the extent of savings); depreciation or amortization or interest paid on any mortgage, or ground rents paid under land leases; any costs incurred in the ownership of the Building or Complex, as opposed to the operation and maintenance of the Building or Complex, including income taxes, excess profit taxes, franchise taxes, capital stock taxes or similar taxes on Landlord’s business; commissions payable to leasing brokers, Tenant Electric pursuant to Section 5.02, and electric costs directly metered to or paid by other tenants; items or services provided to individual tenants, not offered or available to other tenants of the Building; wages, salaries or other compensation paid to employees above the level of Senior Property Manager or executive personnel of Landlord or Management Company; leasing commissions, finder’s fees and all other leasing expenses incurred in procuring tenants in the Building or the Complex; preparation of income tax returns; corporation, partnership or other business form organizational expenses; filing fees; general corporate overhead, general administrative expenses, or other such expenses; any costs incurred in removal, cleaning, abatement or remediation of any environmental hazard or condition in violation of any environmental law (except to the extent caused directly by Tenant); the cost of correcting code violations existing as of the Commencement Date; legal fees for the negotiation or enforcement of leases; expenses in connection with services or other benefits of a type which are not Building standard but which are provided to another tenant or occupant; any items to the extent such items are required to be reimbursed to Landlord by Tenant (other than through Tenant’s Additional Rent), or by other tenants or occupants of the Building or by third parties; the cost of constructing tenant improvements or installations for any tenant in the Building, including any relocation costs; principal payments of any mortgage and other non-operating debts of Landlord, brokerage commissions, origination fees, points, mortgage recording taxes, title charges and other costs or fees incurred in connection with any financing or refinancing of the Building or the securing or defense of Landlord’s title to the

Building; advertising and promotional expenses, including brochures with respect to the Building; cost of repairs or replacements occasioned by fire, windstorm or other casualty, the costs of which are covered by insurance maintained or required to be maintained by Landlord under this Lease or reimbursed by governmental authorities in eminent domain or reimbursed by third parties (other than through Operating Expenses); overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Building, to the extent that the costs of such services exceed market-based costs for such services rendered by unaffiliated persons or entities of similar skill, competence and experience; penalties, fines, legal expenses, or late payment interest incurred by Landlord due to violation by Landlord, or Landlord’s agents, contractors or employees, of either the payment terms and conditions of any lease or service contract covering space in the Building or Landlord’s obligations as owner of the Building (such as late payment penalties and interest on real estate taxes, late payment of utility bills) provided that Tenant has remitted when due, its share of such invoices; any compensation paid to clerks, attendants or other persons in any commercial concession operated by Landlord in the Building from which Landlord receives any form of income whatsoever, whether or not Landlord actually makes a profit from such concession; costs incurred in connection with correcting latent defects in the Building, or in repairing or replacing Building equipment, where such repair or replacement results from original defects in design, manufacture or installation rather than from ordinary wear and tear or use; rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature other than equipment used in providing janitorial services and not affixed to the Building; structural repairs to the foundations, walls or roof of the Building; or lease concessions, including rental abatements and construction allowances granted to other tenants.

(d) Operating Expenses (other than Real Estate Tax Expenses addressed in Section 5.03(e)) for each year including the Base Year shall be determined as if the Building and the Complex, where appropriate, had been fully occupied and Landlord had been supplying services to 100% of the rentable square footage of the Building and the Complex. The extrapolation of Operating Expenses shall be performed by appropriately adjusting allocation of Operating Expenses as impacted by changes in the occupancy of the Building and the Complex (as applicable); provided, however, such adjustment shall not result in Landlord collecting sums in excess of the actual cost of Operating Expenses.

(e) Real Estate Tax Expenses for each year including the Base Year shall be determined as if the Building and the Complex had been at least 95% occupied and Landlord had been supplying services to at least 95% of the rentable square footage of the Building and the Complex or the first full calendar year that the Building and the Complex are assessed as a fully occupied and fully assessed Building and the Complex. The extrapolation of Real Estate Tax Expenses shall be performed by appropriately adjusting allocation of Real Estate Tax Expenses as impacted by changes in the occupancy of the Building and the Complex (as applicable); provided, however, such adjustment shall not result in Landlord collecting sums in excess of the actual cost of the Real Estate Tax Expenses.

(f) If this Lease expires or terminates other than at the end of a calendar year, the Expense Share under this Section 5.03 for the year during which the Lease expires or terminates shall be pro-rated and shall be paid on demand notwithstanding the expiration or termination of this Lease before the demand is made for such Expense Share.

(h) Landlord shall furnish to Tenant on or before December 31 of each calendar year during the Term, a reasonable estimate of the Expense Share to become payable by Tenant under this Section 5.03 for the next succeeding calendar year, or in the absence of such reasonable estimate by December 31, Tenant shall continue to remit the estimated monthly amount being paid in the then current year, until the estimate is provided, but in no event more than one hundred and twenty (120) days after the end of each calendar year, and bill Tenant for such estimate in monthly installments. All such estimated amounts shall be paid together with the monthly payment of Minimum Monthly Rent. Within one hundred and twenty (120) days after the end of each calendar year of this Lease, and one hundred and twenty (120) days after the expiration of this Lease, Landlord shall deliver to Tenant a statement from Landlord of the actual amount of Expense Share due Landlord under this Section 5.03 for the preceding calendar year (or, if the notice is given after the expiration of the Lease, for the applicable portion of the preceding calendar year and/or the then current calendar year, as the case may be) (the “Expense Statement”). If such Expense Statement reveals that any Expense Share is due Landlord, Tenant shall pay such deficiency to Landlord at that time without further demand. If the statement reveals that Tenant has overpaid the amount of Expense Share, Landlord shall credit such overpayment against the next payment of Expense Share to come due (or if the statement is delivered after the expiration of the Lease, and all sums due Landlord under the Lease have been paid in full, Landlord shall refund such overpayment to Tenant at that time).

(i) Upon seven (7) days prior written notice delivered to Landlord, Landlord shall give Tenant the opportunity during normal business hours to engage an auditor of Tenant’s choosing to audit Landlord’s books and records relating to Operating Expenses for no more than the previous two (2) calendar years, provided Tenant thereafter diligently and promptly completes such inspection, and such inspection privilege shall not delay Tenant’s obligation to pay on account all sums due pursuant to any Expense Statement. Tenant may not exercise its right under this Section 5.03(i) more than once during any twelve (12) month period. In the event that Tenant reasonably disputes an Expense Statement and the dispute is not amicably resolved within thirty (30) days after Tenant’s notice of dispute, and after Tenant has provided Landlord with an audit report and all information reasonably requested by Landlord in connection with such audit and specifically the disputed items, then either party may refer the dispute to an independent certified public accounting firm mutually acceptable to Landlord and Tenant, and the determination of such accounting firm shall be final, binding and conclusive on Landlord and Tenant. The cost of such audit by said accounting firm shall be paid as follows (i) Tenant shall pay the cost of such audit if it is determined that Landlord’s original determination of the actual Operating Expenses was correct, (ii) Tenant and Landlord shall share equally the cost of such audit if it is determined that Landlord’s original determination of the actual Operating Expenses was not in error by more than four percent (4%); and (iii) Landlord shall pay the cost of such audit if it is determined that Landlord’s original determination of the actual Operating Expenses was in error by more than four percent (4%). Pending resolution of any dispute, Tenant shall pay its Expense Share in accordance with the Expense Statement furnished by Landlord.

(j) Tenant shall have the right from time to time to contest or appeal, at Tenant’s sole cost and expense, the amount or validity, in whole or in part, of any tax included in the Real Estate Tax Expenses, by appropriate proceedings diligently conducted by Tenant in good faith, but only after payment of the Real Estate Tax Expenses. Tenant shall notify Landlord of Tenant’s intention to contest such tax prior to filing any applications, affidavits or other documentation required in connection with such effort. Landlord shall reasonably cooperate with Tenant (including signing applications and the like, if so requested by Tenant).

5.04 Except as excluded pursuant to Section 5.03(c), if any law, ordinance or regulation now or hereafter imposes a tax, assessment, levy or other charge (all of which are hereinafter called “Impositions”) directly or indirectly on Landlord with respect to (a) this Lease or the value thereof, (b) the use or occupancy of the Premises by Tenant, or (c) the Minimum Monthly Rent, Additional Rent or any other sums payable by Tenant under this Lease or upon this transaction, Tenant agrees to pay Landlord, as Additional Rent hereunder and upon demand, the amount of all such Impositions. If Tenant is prohibited by law from paying such Impositions, Landlord shall have the right, at its election, to terminate this Lease by written notice to Tenant; provided, however, Landlord shall be required to provide to Tenant not less than twelve (12) months’ prior written notice of such termination.

6. COVENANT TO PAY RENT AND ADDITIONAL RENT.

Except as otherwise set forth in this Lease, Tenant shall, without any demand therefor, and without setoff, deduction or counterclaim, pay the Minimum Monthly Rent, the Additional Rent and all other sums which may become due by Tenant under this Lease, on the first of each month in advance, or at the times, at the place and in the manner otherwise herein provided. All sums which may be due by Tenant under this Lease shall be payable as Rent for all purposes, whether or not they would otherwise be considered Rent. Without limiting the generality of the foregoing, if Tenant shall be in default, after the expiration of applicable notice and grace periods, in the performance of any of its obligations hereunder, Landlord, in addition to any other rights it may have in law or equity or under this Lease, may, but shall not be obligated to, cure such default on behalf of Tenant. Tenant shall reimburse Landlord for any sums paid or costs incurred by Landlord in curing such default, including interest at the rate of eight (8%) percent per annum on all actual out-of-pocket costs incurred by Landlord as aforesaid, which costs together with interest thereon shall be deemed Additional Rent hereunder.

7. ASSIGNMENT AND SUBLETTING.

7.01 Except as otherwise permitted by the terms of this Lease, Tenant shall not assign, mortgage, pledge or encumber this Lease, or sublet all or any part of the Premises without, on each occasion, first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s written consent to any assignment of this Lease shall take the form of a written agreement to be entered into by Landlord and Tenant’s assignee evidencing such party’s agreement to be bound by the terms and conditions of this Lease. Notwithstanding the foregoing, Tenant may, from time to time, sublease up to twenty percent (20%) of the Premises in the aggregate without Landlord consent, so long as the use of such subleased space is for a Permitted Use and Tenant shall provide Landlord with written notice of any such sublease.

7.02 In the event Tenant desires to do any of the foregoing in Section 7.01 (but subject to Tenant’s right to sublease up to twenty percent (20%) of the Premises without Landlord’s consent), Tenant shall give Landlord at least ten (10) days, but no more than one hundred and eighty (180) days, prior written notice thereof (“Tenant’s Section 7.02 Notice”). Such notice shall set forth (i) the names of the parties involved, (ii) in the instance of a sublease, whether or not the entire square footage of the Premises is proposed to be sublet, and (iii) the proposed effective date of such transaction (“Proposed Effective Date”). If Landlord fails to respond to Tenant’s Section 7.02 Notice within five (5) days of receipt, Landlord shall be deemed to have approved Tenant’s proposed assignment of the Lease or mortgage, pledge, encumbrance or sublease of all or any part of the Premises.

7.03 Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. The foregoing notwithstanding, in the event of any assignment of the Lease to a tenant with a net worth equal or greater than the net worth of Tenant as of the Effective Date who shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, Tenant shall be released from all further obligations under this Lease that accrue after the date of such assignment and assumption. Upon the occurrence of an Event of Default (as hereinafter defined), if the Premises, or any part of them, are then assigned or sublet, then, in addition to any other remedies provided in this Lease or provided at law or in equity, Landlord may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease. Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant’s agent to collect such rents. No such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease, including Tenant’s obligation to pay any unpaid balance of Rent due or to become due hereunder.

7.04 Subject to Section 7.01 of this Lease, Tenant shall have no right to make (and Landlord shall have the absolute right to refuse consent to) any assignment of this Lease or sublease of any portion of the Premises, if (a) at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured material Event of Default of Tenant, or (b) the proposed assignee or sublessee is an entity:

(i) with which Landlord is already in negotiation for space in the Complex as evidenced by the issuance of a written proposal given within the prior thirty (30) days and such space is suitable for the prospective tenant;

(ii) which is incompatible with the character of occupancy of the Building; or

(iii) which would subject the Premises to a use which would:

(A) require any addition or modification of the Premises or the Building in order to comply with building code or other governmental regulations (unless the expense of such addition or modification will be assumed by a party other than Landlord); or

(B) involve a violation of any provision of this Lease.

7.06 No assignment will be valid unless the assignee shall first execute and deliver to Landlord an assumption of liability agreement regarding liabilities first accruing after the date of the assignment in such reasonable form and with such terms, covenants and conditions as may be reasonably required by Landlord.

7.07 Any purported assignment, mortgage, pledge or encumbrance of this Lease, or subletting of the Premises, which does not comply with the provisions of this Section 7, shall be void.

7.08(a) An assignment within the meaning of this Lease is intended to mean not only the voluntary action of Tenant, but also any action against Tenant by a third-party, such as a levy, sale on execution or other legal process against Tenant’s leasehold interest.

(b) Anything in this Lease to the contrary notwithstanding, Tenant may, without the consent of Landlord, assign this Lease or sublet, from time to time, a portion or portions of the Premises to an affiliate (i.e., either a 50% or more ownership interest by the same parties owning 50% or more of Tenant’s ownership interest, or another business entity which controls or is controlled by or is under common control with Tenant), parent or subsidiary corporation or other entity of Tenant or to a corporation or other entity which acquires all or substantially all of its assets or its stock or other ownership interests or with which it may be consolidated or merged (“Affiliate”), provided that in the case of any assignment (as opposed to a sublet), (i) either Tenant or such assignee has a net worth equal to or greater than Tenant’s net worth as of the Effective Date and (ii) such assignee shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, and it shall deliver such assumption with a copy of such assignment to Landlord within thirty (30) days thereafter, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment except as otherwise provided in this Lease.

8. ALTERATIONS AND FINISHING.

8.01 Except as otherwise provided in this Lease (including Tenant Improvements which are addressed in Section 1), no alterations which would impair the Building systems or structure of the Building (collectively the “Alterations”) shall be made to the Premises by or on behalf of Tenant unless Tenant shall first submit on each occasion a detailed description thereof to Landlord and Landlord shall consent thereto in writing, such consent not to be unreasonably withheld, conditioned or delayed. Landlord shall have ten (10) business days following receipt of Tenant’s request for approval of such Alterations to provide written notice of approval or disapproval of the Alterations. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Alterations within such ten (10) business day period, the Alterations will be deemed approved. All contracts entered into by Tenant for the performance of construction or construction related activities in the Premises, including, but not limited to the Alterations, must contain a provision that all alterations, additions or improvements made are solely for the Tenant’s immediate use and benefit and that such alterations, additions or improvements are not for the Landlord’s immediate use and benefit. All Alterations made by or on behalf of Tenant and all fixtures attached to or used in connection with the Premises, upon the completion or installation thereof, (a) immediately shall be and become a part of the Premises and the property of Landlord, without payment therefor by Landlord, and shall remain at the Premises (provided that nothing herein shall prevent Tenant from taking depreciation or claiming interest in changes made by Tenant) or (b) shall be removed at the cost of Tenant before the expiration or sooner termination of this Lease, but only if the alteration was other than typical office buildout, the Landlord’s consent was required therefor and, as a condition of such consent, Landlord required such removal. Tenant shall repair all damage to the Premises caused by the installation and/or removal.

8.02 In the event Landlord consents to the making of any such Alteration by Tenant, the same shall be made using a reputable, licensed contractor at Tenant’s sole cost and expense.

8.03 Notwithstanding the foregoing, without obtaining Landlord’s consent, Tenant shall have the right to install in the Premises trade fixtures required by Tenant in its business and to remove such trade fixtures upon termination of this Lease; provided, however, that no such installation or removal shall impair the structural portions of the Premises or the Building. Tenant shall repair and restore before the expiration or sooner termination of this Lease, any damage or injury to the Premises caused by the installation and/or removal of any such trade fixtures.

9. LIENS.

9.01 Tenant shall not suffer or permit any liens to stand against the Premises, the Building or any part thereof, by reason of any work, labor, services or materials supplied to, or claimed to have been supplied to, Tenant or anyone holding the Premises, the Building or any part thereof through or under Tenant.

9.02 No work performed by Tenant pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s or other lien shall be allowed against the Building or interest of Landlord by reason of any consent given by Landlord to Tenant to improve the Premises. Tenant shall promptly pay all persons furnishing labor or materials with respect to any work performed by Tenant or its contractors on or about the Premises. If any mechanic’s or other liens shall at any time be filed against the Premises or the Building by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or to anyone holding the Premises through or under Tenant, and regardless of whether any such lien is asserted against the interest of Landlord or Tenant, Tenant shall within thirty (30) days cause the same to be discharged or canceled of record or bonded unless Landlord is responsible for such costs. If Tenant shall fail to cause such lien forthwith to be so discharged or canceled or bonded after being notified of the filing thereof, then in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the actual amount so paid by Landlord, shall be immediately due and payable by Tenant to Landlord as Additional Rent. Nothing herein shall be deemed to preclude Tenant from contesting in good faith any liens.

9.03 Should any lien be filed for work claimed to be done at the request of Tenant, Tenant must discharge or cancel of record or bond over such lien within thirty (30) days at its own expense unless Landlord is responsible for such costs.

10. NOTICE OF BREAKAGE.

Tenant shall give to Landlord prompt written notice of any accident, breakage or defects, of which Tenant has knowledge, concerning the wiring, plumbing, heating or cooling apparatus, elevators, or other Building systems and related apparatus located in the Building or the Premises.

11. REPAIRS AND CONDITIONS OF PREMISES.

11.01(a) During the Term, Tenant shall keep the Premises, and upon expiration of this Lease shall leave the Premises, in the same condition as of the Commencement Date, permitted Alterations and non-structural alterations, ordinary wear and tear and damage by fire or other casualty and obligations of Landlord excepted. For that purpose and except as otherwise provided in this Lease (including, without limitation, Section 17.02), Tenant will promptly make all necessary non-structural and non-base Building repairs and replacements to the Premises whether foreseen or unforeseen, ordinary or extraordinary. Subject to Section 14.05 of this Lease, Tenant shall be responsible for, and shall pay to Landlord within thirty (30) days of a receiving an invoice for such repairs, the cost of repair and restoration of any damage to any ducts, pipes, wires or other building systems, components, structural components and equipment caused by the gross negligence or willful misconduct of Tenant or its employees, agents, contractors, customers or invitees. Tenant will use every reasonable precaution against fire and other damage, and will give Landlord prompt notice of any damage to the Premises.

(b) At least thirty (30) days before the last day of the Term, Landlord shall arrange to meet Tenant for a joint inspection of the Premises. In the event of Landlord’s failure to arrange or attend such joint inspection prior to Tenant vacating the Premises, Tenant shall be deemed to have properly surrendered the Premises without liability at the expiration or sooner termination of the Lease.

(c) At or prior to the expiration or other termination of this Lease, Tenant will remove all its personal property from the Premises, so that Landlord may again have and possess the Premises. Upon expiration of the Lease and surrender of the Premises, should Tenant fail to remove materially all of its personal property from the Premises, Landlord may (but is not obligated to) dispose of Tenant’s personal property left in the Premises, without any liability to Tenant whatsoever. Tenant shall be responsible for all reasonable out-of-pocket costs and damages which may be incurred or assessed by Landlord for the removal or retention of such personal property, and shall remit promptly to Landlord sums due in connection with same within thirty (30) days after notice by Landlord. The provisions of this Section 11.01 shall survive the expiration or earlier termination of this Lease.

11.02 Landlord shall be responsible for all maintenance and repairs of the Building and

Premises as described in Section 17 of this Lease, whether ordinary or extraordinary, foreseen or unforeseen, except to the extent caused by Tenant’s negligence or willful misconduct. Landlord is not responsible for any maintenance of personal property, trade fixtures, office equipment, private heating or air conditioning units not included in the Tenant Improvements or installed with Landlord’s knowledge or improvements not approved by Landlord. Landlord shall not be liable for any damages resulting from any failure to make any repairs or to perform any maintenance, unless such failure shall persist for an unreasonable time (and in no event for more than thirty (30) days) after written notice (except in an emergency, in which event the requirement for written notice is hereby waived) of the need for such repairs or maintenance is given to Landlord by Tenant unless Landlord otherwise has knowledge of the same. Non-emergency maintenance and repairs shall be performed Monday through Friday during Business Hours. Without limitation of the foregoing, any condition which renders all or a portion of the Premises unusable, including, without limitation any failure of the Building HVAC system to operate in accordance with Section 17 of this Lease, shall constitute an emergency requiring repair by Landlord within 24 hours of Landlord’s receipt of notice of such failure and Minimum Monthly Rent shall abate if such failure is not corrected within 24 hours and shall continue until Tenant is again able to use the Premises in the ordinary course of operating its business for the Permitted Use.

12. HAZARDOUS MATERIALS.

12.01 “Hazardous Materials” shall include, without limitation, asbestos, petroleum or petroleum derivatives, or those biologically or chemically active, or other hazardous substances, hazardous wastes or materials, listed or described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) and all other federal, state or local laws, and the regulations adopted under these acts or similar laws, regulations, statutes, ordinances regulating any such substances or human health or the environment (“Environmental Laws”). Tenant shall not, through act or omission, cause or permit the escape, disposal or release of any Hazardous Materials in violation of law. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by law, or by the highest standards prevailing in the industry for the storage and use of Hazardous Materials, nor allow to be brought into the Building any Hazardous Materials, except to use in the ordinary course of Tenant’s business and normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner. In addition, Tenant shall execute affidavits, representations and the like, from time to time at Landlord’s request, in a form reasonably acceptable to Tenant concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on or in the Premises. To the extent required by law, Landlord shall investigate and remediate any Hazardous Materials located prior to the Commencement Date, or due to the actions or omissions of a third party (excluding Tenant’s agents), in, on or under the Building, Complex or Premises.

12.02 Landlord represents and warrants that (i) to the best of Landlord’s knowledge, there are no Hazardous Materials located in, on or under the Building, Complex or Premises and there have been no violation of Environmental Laws governing the use of Hazardous Materials at the Building, Complex or Premises, (ii) neither Landlord nor any other person or party has heretofore used, generated, manufactured, produced, or, to the best of its knowledge, stored, released, discharged or disposed of on, under or about the Building or the Complex or transported to the Building or Complex, any Hazardous Materials beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner, and (iii) to the best of Landlord’s knowledge, there will be no Hazardous Materials in the Premises, beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner, when same is delivered to Tenant. Landlord shall not bring or otherwise cause to be brought or permit any of its agents, employees, contractors, or invitees to bring in, on or about any part of the Premises, Building or Complex any Hazardous Materials, beyond normal materials used in the commercial office environment, in commercially acceptable quantities, including but not limited to items such as janitorial supplies, copier and printer toner.

12.03 Landlord shall indemnify Tenant and hold it harmless from and against any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees (including, but not limited to attorney fees and consultant fees), or charges of any character or nature arising from or related to (i) the breach of any representation of Landlord in Section 12.02, or (ii) the presence of Hazardous Materials located in, on, upon or about the Building, Complex or Premises prior to the Commencement Date, or due to the actions or omissions of a Landlord or any third party (excluding Tenant’s agents) in, on or under the Building, Complex or Premises at any time during the Term.

12.04 The provisions of this Section 12 shall survive the expiration or earlier termination of the Lease.

13. FIRE OR OTHER CASUALTY.

13.01 If, during the Term or any renewal or extension thereof, either the Building is so damaged by fire, or any other cause such that the Building or the Premises is rendered substantially unfit for occupancy (whether or not the Premises themselves are damaged) and cannot be restored within 365 days of the casualty as reasonably determined by an independent architect, then, at Landlord’s option and upon sixty (60) days prior written notice from Landlord, this Lease shall terminate, as of the date of the occurrence of such damage. In such case, Tenant shall pay the Rent apportioned to the date of such termination, Landlord shall repay to Tenant all pre-paid Rent for periods beyond such termination date, and Landlord may enter upon and repossess the Premises without further notice. Notwithstanding the foregoing, if Tenant is unable to find suitable alternative space within such sixty (60) days, and if the Premises are deemed safely inhabitable by the local authorities and the insurance company that insured against such casualty, the termination date shall be extended by such additional period as may be necessary to enable Tenant to find new space, not to exceed a total of one hundred eighty (180) days. Tenant shall continue to pay all Rent required under this Lease for the period it continues to occupy the Premises or a portion thereof; provided, however, in the instance of Tenant’s partial occupancy, Rent shall be proportionally reduced. The effective date of the Lease termination shall not change the effective date of any abatement of rent as otherwise provided herein, which date shall be tied to the date of the casualty.

13.02 If Landlord does not elect to terminate this Lease in accordance with the provisions of Section 13.01, Landlord shall, within thirty (30) days of the date of any casualty, notify Tenant in writing of an independent architect’s reasonable estimate of the anticipated date of completion of the repairs required to restore the Building and the Premises to substantially the same conditions as existed prior to such casualty (“Landlord’s Repair Notice”). If Landlord fails to furnish such notice, or such notice states that such damage cannot reasonably be repaired within one hundred eighty (180) days of the date of the casualty, Tenant shall have the right to terminate this Lease by sending written notice to Landlord within thirty (30) days of receiving Landlord’s Repair Notice if sent or within sixty (60) days of the date of any casualty if Landlord fails to furnish Landlord’s Repair Notice.

13.03 If (a) Landlord does not elect to terminate this Lease in accordance with the provisions of Section 13.01 and Tenant does not elect to terminate this Lease in accordance with the provisions of Section 13.02, or (b) the Building shall be damaged so that such damage renders neither the Building nor the Premises substantially unfit for occupancy (as reasonably determined by an independent architect), Landlord shall, at its sole cost and expense, repair the damage to the Building and the Premises to substantially the same condition of the Building and the Premises immediately prior to such damage, and Landlord may enter and possess all or any portion of the Premises for that purpose. For so long as Tenant is deprived of the use of the Premises or any part thereof by reason of damage by fire or other casualty, the Minimum Monthly Rent and Additional Rent shall be abated in the proportion to the number of square feet of the Premises rendered substantially unfit for occupancy (or the entire Premises if partial occupancy is not reasonably feasible). If the repairs to the Building and Premises are not substantially completed by the date originally specified in Landlord’s Repair Notice, except to the extent caused by a delay directly attributable to Tenant’s acts or omissions and only to the extent attributable to such act or omission, (or if at any time it becomes readily apparent that the Building and the Premises will not be completed by such date), Tenant shall be entitled to terminate this Lease upon thirty (30) days prior written notice to Landlord (“Tenant’s Casualty Termination Notice”); provided, however, that if the restoration to the Building and Premises is in fact completed within such 30 day period, Tenant’s Casualty Termination Notice will be null and void and the Lease shall continue in full force and effect.

14. INSURANCE.

14.01 Tenant shall, at its sole cost and expense, maintain and keep in force throughout the Term, insurance for (a) all of Tenant’s property in the Premises, (b) business interruptions with a limit of liability representing the loss of at least approximately six months of income, and (c) commercial general liability insurance with minimum limits of $2,000,000 combined single limit/$2,000,000 aggregate, with per occurrence limits of $1,000,000 for personal injury and $500,000 for property damage, or such larger amounts as Landlord may prudently require from time to time. Each of the aforesaid policies shall name the Landlord and the Management Company as additional insureds and be issued by an insurance company with a minimum Best’s rating of “A:VII” or better during the Term. At or before the Commencement Date, and upon any material change in coverage, Tenant shall provide Landlord with certificates evidencing such insurance coverage and naming Landlord and the Management Company as additional insureds under such liability policies. Tenant’s certificate will provide for a ten (10) day notice of cancellation to Landlord, prior to any insurance being cancelled. The above provisions notwithstanding, Tenant shall be entitled to self insure Tenant’s personal property.

14.02 Whenever Tenant shall undertake any alterations, additions or improvements to the Premises, the Tenant shall ensure that the aforesaid insurance coverage extends to and includes liability for injuries to persons and damage to property arising in connection with such work, including, without limitation, liability under any applicable laws, statutes or regulations.

14.03 Tenant will not do or commit, or suffer or permit to be done or committed, any act or thing whereby, or in consequence whereof, (a) the policy or policies of insurance of any kind on or in connection with the Building containing the Premises shall become void or suspended, or (b) the insurance risk on such Building according to the insuring companies, shall materially increase. Tenant shall pay as Additional Rent any increase of premiums for such policy or policies, payable to any current or substitute insurers, caused by any breach of this covenant.

Landlord represents to Tenant that Landlord’s insurer has approved the Permitted Use and that such Permitted Use will not cause any increase in premium.

14.04 Landlord shall obtain and maintain the following insurance during the Term of this Lease: (i) replacement cost insurance including “special form” property insurance on the Building covering the full replacement value of the Building including the Tenant Improvements, subject only to a commercially reasonable deductible, and (ii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations in amounts consistent with other landlords of similar buildings in Fort Washington, Pennsylvania. Upon request from Tenant, Landlord shall provide Tenant with certificates evidencing such insurance coverage.

14.05 Waiver of Subrogation: To the extent of the insurance coverage required pursuant to the provisions of this Lease, in this Section 14 or otherwise, each of the parties hereto hereby releases the other and the other’s principals, employees, contractors and agents from any and all liability for any injury, loss or damage which may be inflicted upon the person or property of such releasing party, even if such loss or damage shall be brought about by the fault or negligence of the other party, its principals, employees, contractors or agents (“Waiver”). Each party shall obtain an endorsement to its insurance policies permitting such Waiver. Such Waiver shall be kept current at all times and shall provide that no cancellation shall be effective until after thirty (30) days’ written notice to the benefiting party. Proof of such Waiver shall be noted on Tenant’s certificate to Landlord. The provisions of this Section 14.05 shall survive the expiration or earlier termination of the Lease.

15. INDEMNIFICATION.

15.01(a) Tenant shall protect, defend, indemnify and hold harmless Landlord and its principals, employees, contractors and agents from and against any and all losses, claims, liability, damages or costs (including court costs and attorney’s fees incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) Tenant’s improper use of the Premises, (ii) the improper conduct of Tenant’s business, (iii) any activity, work or things done, permitted or suffered by Tenant or its agents, licensees or invitees in or about the Premises or elsewhere contrary to the requirements of the Lease, (iv) any negligence or willful act of Tenant or any of Tenant’s agents, contractors, employees or invitees, except to the extent caused by Landlord or any of Landlord’s agents, contractors, employees or invitees; and (v) any actual or asserted failure of Tenant, or persons acting under, through, on behalf of, or at the direction of Tenant, to keep, observe, or perform any provision of this Lease.

(b) Landlord shall defend, indemnify and hold harmless Tenant and its principals, employees, contractors and agents from and against any and losses, claims, liability, damages or costs (including court costs and attorney’s fees incurred in defense of any such claim or any action or proceeding brought thereon) arising from (i) Landlord’s improper use of the Building or Complex Common Areas, (ii) the improper conduct of Landlord’s business, (iii) any activity, work or things done, permitted or suffered by Landlord in or about the Premises or elsewhere contrary to the requirements of the Lease, (iv) any negligence or willful act of Landlord or any of Landlord’s agents, contractors, employees or invitees except to the extent caused by Tenant or any of Tenant’s agents, contractors, employees or invitees; and (v) any breach or default in the performance of any obligation of Landlord’s part to be performed under the terms of this Lease.

15.02 The provisions of this Section 15 shall survive the expiration or earlier termination of the Lease.

16. COMPLIANCE WITH LAW. Landlord represents and warrants to Tenant that, as of the Commencement Date, the Premises, the Building, and the Complex will comply with all applicable restrictions, laws, rules, regulations, codes, and ordinances, including, without limitation, the Americans With Disabilities Act, except with respect to modifications, if any, mandated by Tenant’s particular method or manner of use as distinguished from general office use.

17. SERVICES.

17.01(a) Tenant shall have access and use of the Premises and Building including all essential building services such as elevators, heating, ventilation and air conditioning (“HVAC”), electrical power and water 24 hours a day, 365 days per year. Certain nonessential building services such as building security guards and on-site engineers and property managers shall be generally made available between the hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Business Hours”). To the extent Tenant requires HVAC during other than Business Hours, it shall not be charged any additional cost, other than the cost of metered electricity to the Premises for such usage and, to the extent included in Operating Expenses, the costs of repairing and maintaining the HVAC system. Without limiting the generality of the foregoing, in no event will Tenant be charged for any excess wear and tear on the HVAC system for additional usage or any fee to turn on any Building system.

(b) Landlord shall maintain and operate and repair and replace, as necessary, all HVAC apparatus sufficient to maintain a comfortable temperature in the Premises under ordinary office operations consistent with other Class A suburban office buildings and otherwise in accordance with the performance specifications set forth on Exhibit “D”, subject to any limitations mandated by federal, state or local regulatory authorities. Notwithstanding the foregoing, Tenant shall not be billed for HVAC outside of Business Hours, except for the additional metered electric usage incurred as a result of such use. Landlord covenants that the HVAC specifications, as set forth on Exhibit “D” attached hereto, will be met at all times during the Lease Term, provided that the Final Plans meet the same specifications set forth as items 1 through 3 in Exhibit “D”. Landlord will ensure that the Building HVAC system, including all units, controls and related components, is in good operating condition on the Commencement Date. Within ten (10) days of the Effective Date Landlord shall provide a report or survey from a reputable independent engineering firm acceptable to Tenant as to the current condition of the HVAC system in the Building (the “Engineering Analysis”), Without limiting the generality of the foregoing, Landlord shall, at its sole cost and expense, replace or repair, as necessary, any and all damaged, defective or malfunctioning roof top or perimeter HVAC units and components as of the Commencement Date or as otherwise identified on the Engineering Analysis to ensure that as of the Commencement Date, such units operate consistent with a Class A suburban office buildings and will otherwise meet the performance specifications set forth on Exhibit “D”.

17.02 Landlord shall at all times during the Lease term operate and maintain the Building and Complex in a manner consistent with other Class A suburban office buildings. Without limiting the generality of the foregoing, Landlord will provide at its cost subject to reimbursement as Operating Expense (but subject to the limitations set forth in Section 5): (i) janitorial services consistent in time and scope with other Class A suburban office buildings and in accordance with the specifications set forth on Schedule 17.02; (ii) hot and cold water sufficient for drinking, lavatory, toilet and ordinary cleaning purposes; (iii) electricity as provided in Section 17.03; (iv) replacement of lighting tubes, lamp ballasts and bulbs; (v) extermination and pest control when necessary;

(vi) maintain, repair and replace the roof and structural components of the Building and all building systems including, without limitation, the Building HVAC System, plumbing, electrical, elevators and other systems and equipment in the Building and within the Premises; and (vii) maintenance of Complex Common Areas in a first class manner consistent with other Class A suburban office buildings, including lighting, snow and ice removal, lawn care, landscaping, parking lot and sidewalk maintenance, repair and replacement.

17.03 Landlord shall furnish sufficient electrical power to the Premises for lighting, typical office equipment including copiers, desktop computers, copy machines and the like, as well as Tenant’s data center and test kitchen/ food laboratory including walk in freezers, stoves and other appliances. Except as provided above, Tenant shall not install or operate in the Premises any electrically-operated equipment which will require electrical capacity in excess of typical office uses, without on each occasion first obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

17.04 The elevators shall at all times comply with industry standards established by BOMA for wait times and travel times; provided, however, the operation of any of the elevators may be interrupted, changed or suspended for reasonable periods of time given the circumstances in case of accidents; strikes; labor disturbances; governmental restrictions, prohibitions or other regulations; or for repairs, maintenance or replacements as long as reasonable alternative access to the Premises is provided. To the extent possible, all maintenance, repairs and replacements shall be scheduled during other than Normal Business Hours. If Tenant requires any maintenance normally performed during Normal Business Hours to be performed during other than Normal Business Hours, Tenant shall be responsible to pay overtime costs attributable to such non-Normal Business Hour repairs.

17.05 Except as otherwise provided in Section 13, Landlord shall not be responsible or liable in any way for, and Tenant agrees that there shall be no abatement of rent in the event of any failure, interruption, suspension or inadequacy in quantity or quality of, heat, air conditioning, cleaning, electricity, or elevator service, or any other services, resulting from causes beyond Landlord’s reasonable control; provided, however if such suspension or inadequacy renders the Premises reasonably unsuitable for conduct of Tenant’s business, and Tenant does not occupy the Premises for the normal operation of Tenant’s business, Minimum Monthly Rent shall abate in its entirety (or proportionally in the event of Tenant’s partial occupancy) if such suspension or inadequacy is not corrected within twenty-four (24) hours of Landlord receiving notice of such suspension or inadequacy (which notice may be delivered by telephone) and shall continue until Tenant resumes use of the Premises for the normal operation of its business, at which point such abatement shall cease. In each instance, however, Landlord shall exercise best efforts to eliminate the cause of interruption and to effect restoration of service, and, in either event, Landlord shall give Tenant reasonable notice, when practicable, of the commencement and anticipated duration of such interruption.

17.06 Tenant recognizes that Landlord may, at Landlord’s sole option, elect to provide additional services or amenities for the tenants of the Building from time to time beyond those (a) expressly required in this Lease, or (b) generally provided by landlords in Class A suburban office buildings (“Special Services”); provided such additional services are made available to tenants in a non-discriminatory manner. (By way of illustration only, Special Services might include items such as the following: (i) free ice cream or free newspaper delivery, (ii) additional guard service, or (iii) additional services, such as janitorial services, provided to a specific tenant, at such tenant’s expense.) Tenant hereby agrees that Landlord’s discontinuance of any such Special Services shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in rent. Landlord agrees to provide reasonable advance written notice to Tenant of such discontinuance of services or amenities. Landlord may (but, except as set forth in this Lease, shall not be obligated to) furnish such additional work or service, and Tenant agrees to pay Landlord such charges, on such terms, as may be agreed upon, including any tax imposed thereon. Such charges shall be Landlord’s actual cost plus reasonable overhead for such additional work or service.

17.07 In addition to janitorial services to be provided pursuant to Section 17.02, Tenant shall have the option, in Tenant’s sole discretion, to request that Landlord provide additional janitorial services for the Premises during non-business hours as a Special Service and Landlord shall competitively bid all janitorial service work to be performed as a Special Service to Tenant. Tenant shall be responsible for all costs related to such Special Service furnished to Tenant in accordance with Section 17.06.

17.08 Should Tenant require use of Building security or a Building engineer outside of Business Hours or any Special Services, Tenant shall provide reasonable advance notice of such requirement to Landlord. Landlord may (but shall not be obligated to) furnish such additional work or service, and Tenant agrees to pay Landlord such charges, on such terms, as may be agreed upon, including any tax imposed thereon. In no event shall such charge be less than Landlord’s actual cost plus reasonable overhead for such additional work or service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such work or service. If Landlord is unable or unwilling to provide such Special Services, Tenant shall be permitted to contract directly for the provision of the requested work or service, provided such work or service (a) is consistent with Tenant’s Permitted Use and (b) would not cause a violation of any lease with another tenant in the Complex and provided Landlord advises Tenant of such potential violation when declining to permit such Special Service.

17.09 If (a) the Premises are regularly occupied by more than one person per 100 square feet of usable area or (b) atypical heat-generating machines or equipment are used by Tenant in the Premises which cause the building systems to fail to perform up to the required specifications, Landlord shall provide Tenant with written notice of such failure and consult with Tenant regarding the necessity of installing additional HVAC equipment. If Tenant is unable to modify its use of the Premises such that building systems are not overloaded by excessive demand, Landlord reserves the right to install supplementary air-conditioning units in or for the benefit of the Premises. The cost thereof, including the costs of installation, operation and maintenance, shall be paid upon demand by Tenant to Landlord as Additional Rent.

17.10 Landlord covenants that the emergency power equipment described on Exhibit “E” shall be available to the Premises at all times during the Term.

17.11(a) Landlord shall make available to Tenant, its employees and invitees, that number of parking spaces equal to the Parking Allotment including 10 reserved spaces located at a mutually agreed upon location adjacent to the Building. Tenant, its employees and invitees shall comply with the reasonable regulations promulgated by Landlord from time to time relating to parking. Landlord shall not be required to reserve or police the use of the Building’s parking areas (“Parking Areas”); provided that Landlord may, at its option, limit access to the Parking Areas, by mechanical gates or otherwise, to ensure that only authorized users are admitted to the Parking Areas. Landlord shall not (i) grant any other tenants of the Complex a greater percentage of parking spaces per square foot of leased space in the Complex than those granted to Tenant, (ii) grant any other tenants of the Complex a greater percentage of reserved parking spaces per square foot of leased space in the Complex than those granted to Tenant or (iii) grant any other tenant priority over Tenant with respect to any particular parking area (except for reserved spaces in compliance with (ii)). Tenant, its employees and invitees shall not park in any spaces designated for use by the handicapped, unless legally permitted to do so, or in any spaces designated as reserved for parties other than Tenant or visitors. Landlord, at Landlord’s option, may institute a “stacking” plan in the Parking Areas.

(b) The use of the Parking Areas shall be at the sole risk of Tenant its principals, employees, agents and invitees. The provisions of this Section 17.11(b) shall survive the expiration or earlier termination of the Lease.

17.12 Tenant runs multiple work shifts and thus, Tenant’s hours of business operation will include hours outside of Business Hours. Tenant shall contact Management Company for any emergencies occurring during Business Hours and shall contact 610-666-0700, extension 200 for any emergencies occurring outside of Business Hours.

17.13 Landlord makes those certain representations regarding the Building and agrees to provide those certain services set forth on Exhibit “E”.

18. LANDLORD’S RIGHT TO ENTER.

18.01 Provided same shall not cause unreasonable interference with Tenant’s business operations, Tenant will permit Landlord, Landlord’s agents or employees, or any other person or persons authorized by Landlord, following reasonable prior notice thereof, except in the case of an emergency, to (a) inspect the Premises at any time during normal Business Hours, (b) enter the Premises at any reasonable times for making alterations, improvements or repairs to the Building or the Premises (including without limitation all ducts, pipes, wires and building equipment), or for any other reasonable purpose in connection with the operation or maintenance thereof, or (c) to exhibit the Premises to prospective purchasers and lenders and, during the last twelve (12) months of the Term, to prospective tenants (collectively, “Landlord Entry”). For the purposes of this Section 18.01, reasonable prior notice shall be not less than one (1) business day. Landlord is not required to give notice to enter the Premises in case of an emergency, but Landlord shall advise Tenant if such entry has been made.

18.02 Nothing contained herein shall imply any duty upon the part of Landlord to do any work which, pursuant to any provision of this Lease, Tenant is required to perform.

18.03 No Landlord Entry pursuant to the terms hereof shall be treated as a deprivation of

Tenant’s use of the Premises. Landlord shall not be liable for reasonable inconvenience, annoyance, or disturbance to Tenant by reason of making such Landlord Entry; provided, however, that Landlord shall make all reasonable efforts to avoid interfering with Tenant’s use of the Premises. Anything in this Section 18.03 to the contrary notwithstanding, Landlord’s Entry shall be subject to Section 17.05 above.

19. TENANT DEFAULT/LANDLORD’S REMEDIES.

19.01(a) It shall be an “Event of Default” if:

(i) Tenant does not pay in full within five (5) days of when due any and all installments of Minimum Monthly Rent, Additional Rent, or any other charge or payment due hereunder, and such default continues for ten (10) days following written notice from Landlord;

(ii) Tenant fails to perform or otherwise breaches any covenant, condition, agreement or obligation herein contained, and such failure continues for a period of thirty (30) days after written notice to Tenant thereof, or if such failure is not susceptible to cure within such 30 days, then, to the extent Tenant is diligently and continuously prosecuting the same to completion, such additional time as is reasonably necessary to cure such failure (“Notice of Default”); or

(iii) Tenant files a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state act, a bill in equity or other for the appointment of a receiver, trustee, liquidator, custodian, conservator or similar official for any of Tenant’s assets; or a petition is filed or any proceeding is commenced against Tenant under any bankruptcy or insolvency code or laws and such petition or proceeding is not dismissed within ninety (90) days.

(b) It shall be an “Event of Material Default” if Tenant fails to pay Minimum Monthly Rent hereunder as and when due for a period of sixty (60) consecutive days.

(c) Notwithstanding the provisions of Sections 19.01(a)(i) and (ii), Tenant shall not be entitled to receive a Notice of Default regarding the same facts and circumstances more than twice in any twelve (12) month period.

19.02 Upon the occurrence of an Event of Default, Landlord shall have the right to:

(a) intentionally deleted;

(b) intentionally deleted;

(c) re-enter the Premises, without further demand or notice; remove all persons and all or any property therefrom by summary dispossession proceedings or other suitable action or proceeding at law or in equity, without being liable to indictment, prosecution or damages therefor; and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto. Upon recovering possession of the Premises, Landlord, at its option, may terminate this Lease or make such alterations and repairs as may be necessary in order to relet the Premises or any part or parts thereof. Such reletting may be in Landlord’s name or otherwise, to such person or persons, for such term or terms, at such rent or rents, and upon such other terms and conditions as in Landlord’s sole discretion may deem advisable. Upon each such reletting all rents received by Landlord therefrom shall be applied:

(i) first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord;

(ii) second, to the payment of any costs and expenses of such reletting, including brokerage fees, attorney’s fees and the cost of alterations and repairs; and

(iii) third, to the payment of Rent due and unpaid hereunder.

The residue, if any, shall be held by Landlord and applied in payment of future Rent as it may become due and payable hereunder. If the rent received from such reletting during any month shall be less than the Rent to be paid during that month by Tenant hereunder, Tenant shall pay the deficiency to Landlord upon notice and without further demand. Landlord shall use commercially reasonable efforts to relet the Premises to mitigate Landlord’s damages; provided however, Landlord shall not be liable if Landlord shall be unable to relet the Premises or, or any part or parts of the Premises, despite Landlord’s diligent efforts to do so. Notwithstanding the foregoing, Landlord shall be under no obligation to relet the Premises prior to letting other unleased space in the Complex. No such re-entry or taking possession of the Premises, the making of alterations and/or improvements thereto, or the reletting thereof shall be construed as an election on the part of the Landlord to terminate this Lease, unless written notice of such intention is given to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for Tenant’s previous breach.

(b) terminate this Lease without any right on the part of Tenant to cure any breach or forfeiture by subsequent payment of any sum due or performance of any other condition, term or covenant breached.

19.03 In addition to, and not in lieu of, any of the foregoing rights granted to Landlord, in the instance of an Event of Material Default:

(a) accelerate, in whole or in part, the payment of Rent and all other charges, costs and expenses due hereunder for the entire unexpired balance of the Term (“Accelerated Payment”). Upon demand, Tenant shall promptly pay such Accelerated Payment and any and all amounts provided for herein which are already due and payable or in arrears;

(b) UPON THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE OR TENANT’S RIGHT OF POSSESSION BY REASON OF AN EVENT OF MATERIAL DEFAULT, TENANT HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY OR ATTORNEY OF ANY COURT OF RECORD AS ATTORNEY FOR TENANT, AND ANY PERSONS CLAIMING THROUGH OR UNDER

TENANT, TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT, AND ALL PERSONS CLAIMING THROUGH OR UNDER TENANT, FOR LANDLORD’S RECOVERY OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE SHALL BE SUFFICIENT WARRANT. WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE DETERMINED, CANCELLED OR SUSPENDED, AND POSSESSION OF THE PREMISES REMAIN IN OR BE RESTORED TO TENANT, OR ANY PERSON CLAIMING THROUGH OR UNDER TENANT, LANDLORD SHALL HAVE THE RIGHT, UPON SUBSEQUENT EXPIRATION OR TERMINATION OF THIS LEASE OR TENANT’S RIGHT OF POSSESSION FOR ANY REASON, INCLUDING, BUT NOT LIMITED TO, A SUBSEQUENT EVENT OF DEFAULT, AS HEREINBEFORE SET FORTH, TO CONFESS JUDGMENT IN EJECTMENT ONE OR MORE ADDITIONAL TIMES TO RECOVER POSSESSION OF THE PREMISES.

19.04 IN ANY ACTION TAKEN PURSUANT TO SECTION 19.03(b) HEREOF, IF LANDLORD SHALL FIRST CAUSE TO BE FILED IN AN AFFIDAVIT, MADE BY IT OR ON ITS BEHALF, SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF JUDGMENT, SUCH AFFIDAVIT SHALL BE CONCLUSIVE EVIDENCE OF SUCH FACTS. IF A TRUE COPY OF THIS LEASE (OF WHICH SUCH AFFIDAVIT SHALL BE SUFFICIENT EVIDENCE) IS FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY, ANY RULE OF COURT, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING. TENANT RELEASES LANDLORD, AND ANY AND ALL ATTORNEYS WHO MAY APPEAR FOR TENANT, FROM ALL PROCEDURAL ERRORS IN, AND ALL LIABILITY FOR, ANY PROCEEDINGS TAKEN BY LANDLORD, BY VIRTUE OF THE WARRANT OF ATTORNEY CONTAINED IN THIS LEASE.

19.05 Any action taken by Landlord under this Section 19 shall not operate as a waiver of any right or remedy which Landlord would otherwise have against Tenant for Rent hereby reserved or otherwise, and Tenant shall remain responsible to Landlord for any loss and/or damage suffered by Landlord by reason of Tenant’s default or breach. The failure of Landlord to insist, in any one or more instances, upon the performance of any of the covenants or conditions of this Lease, or to exercise any right or privilege herein conferred, shall not be construed as thereafter waiving or relinquishing any such covenants, conditions, rights or privileges, and the same shall continue and remain in full force and effect. Landlord’s express written waiver of any one default or right shall not constitute waiver of any other default or right.

19.06 The receipt of all or a portion of any rent by Landlord, from Tenant or any assignee or subtenant of Tenant, which is then, or thereafter may become, payable hereunder, shall not operate as a waiver of the right of Landlord subsequently to enforce the payment of Rent or any other obligations under this Lease, by such remedies as may be appropriate. Such receipt shall not waive or void the right of Landlord at any time thereafter, subject to the notice and cure rights contained in this Lease, to elect to terminate this Lease, on account of any assignment, subletting, or transfer of this Lease without consent or deemed consent, or any other breach of any covenant or condition herein, unless evidenced by Landlord’s express written waiver.

19.07 Any mention in this Section 19 of the Rent herein reserved after the termination of this Lease, or Tenant’s possession by re-entry, summary dispossession proceedings or any other method as herein provided, shall be deemed to refer to the Minimum Monthly Rent, Additional Rent, and such additional sums as Tenant shall be obligated to pay to Landlord under any of the terms, covenants and conditions of this Lease, whether or not designated or indicated herein to be payable as Rent.

19.08 Subject to the provisions of Section 18, in the event of any breach of this Lease by Tenant, Landlord, following reasonable prior notice to Tenant (except in the case of an emergency), may enter the Premises and cure such breach for the account and at the expense of Tenant. If Landlord elects to cure such breach or is forced to incur any expenses arising out of such breach by Tenant (including, without limitation, reasonable attorney’s fees and disbursements in connection with the enforcement of Landlord’s rights under this Lease or otherwise), the sum or sums so paid by Landlord shall be reimbursed by Tenant to Landlord within thirty (30) days of receipt of an invoice therefor, together with interest at the rate set forth in Section 6 hereof.

19.09 All remedies available to Landlord hereunder and at law and in equity shall be cumulative and concurrent. No taking or recovering possession of the Premises, shall deprive Landlord of any remedies or actions against Tenant for Minimum Monthly Rent, Additional Rent, or charges or damages for the breach of any covenant or condition herein contained. The bringing of any such action for Minimum Monthly Rent, Additional Rent, charges or damages for the breach of covenant or condition, nor the resort to any other remedy or right for the recovery thereof, shall not be construed as a waiver or release of the right to insist upon forfeiture and to obtain possession.

20. LANDLORD DEFAULT/TENANT’S REMEDIES. If there is a default with respect to any of Landlord’s covenants, warranties or representations under this Lease, and if the default continues more than thirty (30) days after notice in writing from Tenant to Landlord specifying the default or, if a default persists for more than twenty four (24) hours following notice from Tenant regarding the failure of HVAC, electric, plumbing, mechanical or other critical building systems

(which notice may be given by telephone), Tenant may, at its option, cure such default and make any repairs or replacements necessary and, if Landlord has not paid Tenant the actual, documented cost provided such cost is reasonable, for such cure within thirty (30) days of Tenant’s expenditure, Tenant may deduct such actual cost thereof from the next accruing installment or installments of Minimum Monthly Rent payable hereunder until Tenant shall have been fully reimbursed for such expenditures. All amounts due from Landlord to Tenant hereunder shall bear interest at the interest rate set forth in Section 6 of this Lease, if not paid within thirty (30) days of Landlord’s receipt of Tenant’s invoice for such work. If this Lease terminates prior to Tenant’s receiving full reimbursement, Landlord shall pay the unreimbursed balance to Tenant upon such termination. Copies of all notices of default shall be sent to Landlord’s lender at Deutsche Banc Mortgage Capital, LLC, c/o Capmark Finance, Inc., 116 Welsh Road, Horsham, Pennsylvania 19044.

21. SUBORDINATION; NON-DISTURBANCE.

21.01 Subject to the provisions of this Section 21, this Lease and Tenant’s rights hereunder shall be subject and subordinate at all times to the lien of any mortgages now existing or hereafter created on or against the Premises and/or the Building, and all renewals, modifications, consolidations and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of any mortgagee, to attorn to the holder of any mortgage to which this Lease is subject and subordinate.

21.02 As a condition to the subordination of this Lease to any future mortgage or ground lease, Landlord shall obtain for the benefit of Tenant a subordination, non-disturbance and attornment agreement from every mortgagee to which Landlord grants a mortgage of the Property hereafter and from every ground lessor that may hereafter acquire fee title to the Building or the Complex. Each SNDA shall be acceptable to Tenant in both form and substance and shall be recorded at Landlord’s sole cost. Without limiting the generality of the foregoing, the mortgagee shall acknowledge the Improvement Allowance and free rent concessions made available to Tenant and shall agree to be subject to the rights of offset contained herein should Landlord fail to provide the Improvement Allowance. Notwithstanding the foregoing, the holder of any mortgage may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant. Thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and such mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution and delivery of the mortgage and assigned to such mortgagee.

21.03 The word “mortgage” is used herein to include any lien, ground rent (if Landlord’s interest is or becomes a leasehold estate) or encumbrance on the Premises and/or the Building, or any part of, interest in, or appurtenance to any of the foregoing. The word “mortgagee” is used herein to include the holder of any mortgage, ground lease or encumbrance, including any representative or servicing agent of any such mortgagee.

21.04 Notwithstanding the foregoing, within thirty (30) days of Landlord’s receipt of an executed copy of this Lease from Tenant, , Landlord shall obtain a non-disturbance agreement for the benefit of Tenant on a form of agreement reasonably acceptable to the current mortgagee and

Tenant (“NDA”). Without limiting the generality of the foregoing, the mortgagee shall acknowledge the Improvement Allowance and free rent concessions made available to Tenant and shall agree to be subject to the rights of offset contained herein should Landlord fail to provide the Improvement Allowance. If Landlord does not obtain the NDA within such thirty (30) day period, this Lease shall terminate immediately upon the conclusion of such thirty (30) day period.

22. CONDEMNATION.

If, during the Term or any renewal or extension thereof, all or substantially all of the Building is taken or condemned for a public or quasi- public use, or a portion of the Building or a portion of the Complex is taken such that access to the Premises from the adjacent public right of way is permanently and materially impaired and reasonable alternate access is not provided by Landlord within five (5) days or the parking shall be diminished by fifty percent (50%) and alternative parking reasonably acceptable to Tenant is not provided within five (5) days (a “Parking Impairment”), Landlord or Tenant may terminate this Lease in its entirety by providing written notice to the other party and this Lease shall terminate as of the date when possession is surrendered to the condemnor, and the Rent reserved hereunder shall abate and cease for the balance of the Term. If, during the Term or any renewal or extension thereof, less than all or substantially all of the Building, is taken or condemned for a public or quasi- public use, but Landlord shall determine it is economically infeasible to continue operation of the Building or Tenant shall determine it is economically infeasible to operate or conduct business in the uncondemned portion of the Premises, or if there shall occur a Parking Impairment, Landlord or Tenant may terminate this Lease in its entirety by providing written notice to the other party, and this Lease shall terminate as of the date when possession is surrendered to the condemnor, and the Rent reserved hereunder shall abate and cease for the balance of the Term. If neither party elects to terminate this Lease in its entirety upon such taking or condemnation, this Lease shall terminate only as to the part of the Premises taken or condemned, as of the date when possession is surrendered to the condemnor, and the Rent reserved hereunder shall abate in proportion to the square feet of the Premises taken or condemned. In any such event, Tenant waives all claims for leasehold damages, diminution of the value of Tenant’s leasehold interest and all other damages of any kind against Landlord and against the condemnor, except that Tenant may pursue a claim against the condemning authority, but not Landlord, for loss of business, cost of relocation or cost of removal of Tenant’s trade fixtures, furniture and equipment and the unamortized value of all other improvements installed by Tenant in the Premises, at its sole cost and expense, during the Term.

23. TENANT CERTIFICATE.

23.01 Tenant and Landlord each agree, from time to time, but no more than twice every calendar year, within ten (10) days after receipt of a written request from the other party, to execute, acknowledge and deliver to the requesting party a written instrument from an authorized officer or agent, stating and certifying (a) that this Lease is unmodified and in full force and effect; (b) the date to which Minimum Monthly Rent, Additional Rent and other charges have been paid in advance, if any; (c) the amount of any prepaid Rent or credits due Tenant, if any; (d) the Commencement Date and the Expiration Date; and (e) whether, to the best knowledge of the certifying party, the other party is in default in the performance of any covenant, agreement or condition of this Lease.

23.02 It is intended that any such statement delivered pursuant to this Section 23 may be relied upon by the party to which it is addressed and any (a) prospective purchaser of the Building or any mortgagee thereof, (b) assignee of (i) Landlord’s interest or Tenant’s interest in this Lease, or (ii) any mortgage upon the fee of the Premises or the Building, or any part thereof.

23.03 If Landlord or Tenant fails, within the ten (10) day period set forth in Section 23.01 to deliver the certificate, the requesting party shall send a second request to the other party stating therein that the responding party’s failure to deliver the requested statement within five (5) business days following the date of the second request shall constitute a default of the responding party’s obligations under this Lease.

24. FINANCIAL STATEMENTS OF TENANT OR GUARANTORS.

From time to time during the Term, but no more frequently than once every calendar year, Tenant shall deliver to Landlord audited or reviewed financial statements for its most recent fiscal years ended, tax returns and unaudited financial statements certified by such party for the most recent quarter ended covering the period beginning with the end of last provided year ended financial statement up to the date of the most recently available financial statements, consisting of at least a balance sheet, income statements and statements of changes in financial position, prepared in accordance with generally accepted accounting principles. Anything contained in this Lease to the contrary notwithstanding, the provisions of this Section shall not apply so long as tenant is a publicly-traded company.

25. NOTICES.

All notices (“Notice”) required or permitted hereunder must be in writing and hand delivered or sent by certified mail, return receipt requested, postage prepaid, or by overnight mail service, with receipt postage prepaid, furnishing a written record of attempted or actual delivery. Notice shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth below, or at such other address as last specified by written notice delivered in accordance with this Section 25, or, if to Tenant, at either its aforesaid address or its last known registered office whether or not actually accepted or received by the addressee. Notices shall be addressed to the parties as follows:

(a) If to the Tenant, at the Tenant Notice Address(es); and

(b) If to the Landlord, at the Landlord Notice Address(es)

If requested by Landlord or to the extent required under Section 20, Tenant shall send copies to Deutsche Banc Mortgage Capital (at the address identified in Section 20) or such other mortgagee designated by Landlord, a copy of notices to Landlord. Either party may at any time, by notice given as aforesaid, change the address to which notices shall be sent.

26. BROKERS.

Landlord and Tenant each warrant and represent to the other that they have not dealt with any real estate brokers or agents in connection with this Lease except Tenant’s Broker and Landlord’s Broker (collectively, the “Brokers”), if any, and no brokerage fees or other commissions are due to any other parties in connection therewith. Landlord agrees to pay the Brokers their respective commissions in accordance with separate agreement(s) between Landlord and Brokers, and Landlord indemnifies Tenant from any claims of the Brokers for same. Tenant and Landlord shall each indemnify and hold the other harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) incurred in connection with any compensation, commission or fee claimed by any other real estate broker, finder, attorney, or agent, other than the Brokers, in connection with this Lease. The provisions of this Section 26 shall survive the expiration or earlier termination of this Lease.

27. DEFINITION OF “LANDLORD”; LIABILITY OF LANDLORD.

27.01 The word “Landlord” is used herein to include the person(s) named above as Landlord, any subsequent owner of such Landlord’s interest in the Building, as well as their respective heirs, personal representatives, successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have possessed, had it originally signed this Lease as Landlord.

27.02 No owner of such interest in the Building, whether or not named herein, shall have any liability hereunder after it ceases to hold such interest, except for such obligations which may have theretofore accrued. If Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the interest of Landlord in the Building and the Complex (including the proceeds from any sale of the Building or the Complex) for the satisfaction of Tenant’s remedies (including rent and insurance). The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of Landlord’s (or, as the case may be, its property manager’s) partners, directors, officers, shareholders, employees, agents or beneficiaries.

28. DEFINITION OF “TENANT”.

Subject to any release of any Tenant in connection within any assignment of the Lease pursuant to Section 7, the word “Tenant” is used herein to include the person(s) named above as Tenant, as well as its successors and assigns, each of whom shall be under the same obligations, liabilities and disabilities, and have such rights, privileges and powers as it would have possessed, had it originally signed this Lease as Tenant. No such rights, privileges and powers shall inure to the benefit of any assignee of Tenant, unless such assignment complies with the requirements of Section 7 hereof.

29. RULES AND REGULATIONS.

The rules and regulations attached to this Lease as Exhibit “F”, and such additions or modifications thereof as may from time to time reasonably be made by Landlord upon written notice to Tenant, shall be deemed a part of terms and conditions of this Lease; provided, however, in the event of any conflict between the terms of this Lease and the Rules and Regulations, this Lease shall govern. Anything to the contrary contained in this Lease notwithstanding, Landlord shall not be permitted to modify or amend the rules and regulations in any manner which would impair the rights of Tenant under the Lease or increase Tenant’s obligations under the Lease. Tenant covenants that said rules and regulations will be faithfully observed by Tenant, Tenant’s employees, and all others visiting the Premises or claiming under Tenant. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any such rules and regulations. Landlord covenants that, unless the context requires otherwise, said rules and regulations will be evenly applied to Tenant and all other tenants or occupants of the Building and the Complex in a reasonable and non-discriminatory manner.

30. QUIET ENJOYMENT.

Tenant, upon paying the Minimum Monthly Rent, Additional Rent and other charges herein provided and observing and keeping all material covenants, agreements and conditions of this Lease applicable to Tenant shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease including, without limitation, the rights of the holder of any mortgage to which this Lease is subordinate.

31. TITLES FOR CONVENIENCE ONLY.

The titles appearing in connection with various sections of this Lease are for convenience only. They are not intended to indicate all of the subject matter in the text and they are not to be used in interpreting this Lease.

32. SEVERABILITY.

If all or a portion of any provision of this Lease, or the application thereof to any person or circumstance, shall be held invalid or unenforceable to any extent, the remainder of this Lease, and the application of those provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

33. GOVERNING LAW.

The law of the Commonwealth of Pennsylvania shall govern the interpretation and enforcement of this Lease, without reference to its conflict of laws principles.

34. HOLDING OVER.

34.01 If Tenant remains in possession of all or any part of the Premises after the expiration or termination of this Lease without Landlord’s written consent, Tenant shall become a tenant-at-sufferance and there shall be no renewal of this Lease by operation of law. During the period of any such hold-over, all provisions of this Lease shall be and remain in effect except that (i) the Minimum Monthly Rent payable hereunder shall be as follows: Day 1 to Day 30 of holdover, the then current Minimum Monthly Rent; Day 31 to Day 60 of holdover, 125% of the then current Minimum Monthly Rent, and Day 61 and thereafter of holdover, 150% of the then current Minimum Monthly Rent (the “Holdover Rate”). Tenant shall pay all actual out-of-pocket damages sustained by Landlord by reason of such retention; provided, however, under no circumstances will Tenant be held liable for any claims made by Landlord for any indirect, incidental or consequential damages.

34.02 Acceptance by Landlord of any sums due pursuant to the provisions of the Section 34, shall not be construed as Landlord’s consent to Tenant’s holdover.

35. INTENTIONALLY OMITTED.

36.	OFAC COMPLIANCE.

Each party to this Lease represents, warrants and covenants to the other that neither it nor any of its officers and directors and, to Tenant’s knowledge, without inquiry or investigation, Tenant’s shareholders:

(a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001));

(b) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce;

(c) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State;

(d) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515;

(e) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to:

(i) the Order;

(ii) the rules and regulations of OFAC, including, without limitation, the (A) Trading with the Enemy Act (50 U.S.C. App. 1-44); (B) International Emergency Economic Powers Act (50 U.S.C. §§ 1701-06); (C) unrepealed provisions of the Iraq Sanctions Act (Publ. L. No. 101-513); (D) United Nations Participation Act (22 U.S.C. § 287); (E) Cuban Democracy Act (22 U.S.C. §§ 60-01-10); (F) Cuban Liberty and Democratic Solidarity Act (18 U.S.C. §§ 2332d and 233); and (G) Foreign Narcotic Kingpin Designation Act (Publ. L. No. 106-120 and 107-108); all as may be amended from time to time; or

(iii) any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”);

(f) is engaged in activities prohibited in the Orders; or

(g) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering, predicate crimes to money laundering, drug trafficking, or terrorist-related activities, or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.).

37. ENTIRE AGREEMENT.

This Lease and the Exhibits which are attached hereto are hereby made a part hereof and set forth all the promises, agreements and conditions between Landlord and Tenant relative to the Premises and this leasehold. No rights, easements or licenses are acquired in the Building, or any land adjacent to the Building by Tenant, by implication or otherwise, except as expressly set forth in the provisions of this Lease and the Exhibits attached hereto. No subsequent alteration, amendment, understanding or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

38. AUTHORITY.

38.01 Landlord and Tenant each represent and warrant that (a) it has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and (b) all persons signing on behalf of the Tenant and Landlord, as applicable, were authorized to do so by appropriate corporate, partnership, trust or other actions.

38.02 Each party agrees to furnish promptly upon request appropriate documentation evidencing the due authorization of Tenant to enter into this Lease.

39. EXAMINATION NOT OPTION.

Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord. Until such delivery Landlord reserves the right to exhibit and lease Premises to other prospective tenants.

40. RECORDATION.

At Tenant’s request, Landlord shall execute, in recordable form, and Tenant shall have the right to record, a short form or memorandum of this Lease in substantially the form attached hereto as Exhibit “G”; provided that Tenant shall pay all recording charges incident to such recording or registration and further provided that Tenant shall contemporaneously deliver into escrow with Landlord’s attorney a discharge in the form attached hereto as Exhibit “H” a discharge of short form or memorandum of lease to be held in escrow until the expiration or sooner termination of this Lease.

41. INTENTIONALLY OMITTED

42. CAPITALIZED TERMS NOT DEFINED HEREIN.

Capitalized terms not otherwise defined herein shall have the meaning set forth on the Basic Lease Provisions pages attached hereto and made part hereof.

43. RIGHT OF FIRST OFFER.

Provided that an Event of Default has not occurred which remains uncured after the delivery of notice and beyond any applicable cure period, subject to the rights of other tenants in the Complex in effect as of the Effective Date and as more particularly set forth on Schedule 43, Tenant shall have a right of first offer (the “Right of First Offer”) to lease any space that becomes available in the Complex during the Term of the Lease (the “First Offer Space”), upon the following terms and conditions:

(a) In the event that Landlord anticipates that any First Offer Space that is currently leased to a third party may become available during the Term, Landlord shall give Tenant written notice (“Landlord’s Availability Notice”) of the availability of such First Offer Space (the “Offered Space”). Landlord’s Availability Notice shall state the date upon which the First Offer Space shall be available for Tenant’s occupancy, and Tenant shall thereupon have the right to tour the space. Within fifteen (15) days after Tenant’s receipt of Landlord’s Availability Notice, but no earlier than five (5) days after Tenant shall have toured the space (the later of such dates the “Response Date”), Tenant shall give Landlord written notice pursuant to which Tenant shall elect (i) to lease the entire Offered Space on the terms and conditions set forth in Section 43(b), (ii) to lease a portion of the Offered Space on the terms and conditions set forth in Section 43(b) if such Offered Space can be separately demised, or (iii) to decline to lease the Offered Space. If Tenant fails to elect either clause (i) or clause (ii) by the Response Date, then Tenant shall be deemed to have declined to lease the Offered Space. In the event that Tenant declines (or is deemed to have declined) to lease the Offered Space, then Landlord shall be free to lease the Offered Space to any other party(ies) without any further obligation to Tenant hereunder; however, Tenant shall retain its first offer rights hereunder with respect to all and any part of the same or any other First Offer Space that may become available after such declination.

(b) If Tenant elects to lease the Offered Space in accordance with subparagraph (a) above (upon such election, the “Additional Space”), then Landlord and Tenant shall execute an amendment to the Lease to provide for the inclusion of the Additional Space upon all of the same terms and conditions of the Lease, including but not limited to the Termination Date, as the same may be extended by Tenant hereunder, and calculation of Minimum Rent and Additional Rent at the rate set forth herein, shall apply to the Additional Space except that: (i) Tenant’s Proportionate Share shall be increased to take into account the square footage of the Additional Space and all other terms of the Lease affected by the addition of such square footage shall be adjusted accordingly, (ii) Landlord shall provide a Tenant Improvement Allowance equal to the Tenant Improvement Allowance provided in Section 1.02 of this Lease, prorated based upon the then remaining term of the Lease, (iii) Landlord shall provide the rental abatement period provided in Section 5 of this Lease, prorated based upon the then remaining term of the Lease, (iv) Tenant shall not be entitled to any other allowances, credits, options or other concessions with respect to the Additional Space, unless expressly agreed to by the parties.

(c) The effective date of the addition of the Additional Space to the Premises shall be the date that Landlord delivers possession of the Additional Space to Tenant in accordance with the terms of Landlord’s Availability Notice; provided, however, prior to commencement of the Term for the Additional Space, Tenant shall be provided with a reasonable period, not to exceed ninety (90) days, to complete construction of any necessary alterations and improvements in the Additional Space.

(d) Except as otherwise provided in Landlord’s Availability Notice and as specified herein, Tenant agrees to accept the Additional Space in its “AS IS” condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord other than Landlord’s representation and warranty that such Additional Space shall be in compliance with all applicable laws, regulations and codes upon delivery to Tenant.

(e) Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer hereunder is subject to all expansion, extension, renewal, first offer, first refusal and other rights to lease, as applicable, which Landlord (or any predecessor to Landlord’s interest in the Building) has granted to other tenants and subtenants of the Building prior to the date of this Lease as set forth on Schedule 43 hereto. Thus, Landlord’s Availability Notice will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all parties referenced in Schedule 43, if any. Recognizing that Tenant may have a need for additional space prior to receipt of Landlord’s Availability Notice from time to time, Landlord agrees to respond to Tenant within ten (10) days after receiving Tenant’s written request for advice as to First Offer Space which will or may, subject to the rights set forth on Schedule 43, become available in the next one hundred eighty (180) days. Tenant shall have the right to make such requests up to four (4) times each calendar year.

(f) The Right of First Offer shall terminate if fewer than thirty six (36) months remain in the Lease Term, as the Term may have been extended pursuant to this Lease; provided, however, if fewer than thirty six (36) months remain, but Tenant thereafter renews the Lease Term, the Right of First Offer shall be revived and again be in effect for so long as at least thirty six (36) months remain in the Lease Term.

44. SIGNAGE. Upon commencement of the Term, standard signage bearing Tenant’s name shall be provided by and placed by Landlord (a) on the existing directory located in the lobby of the Building, (b) at the Tenant’s main corridor suite entry door, and (c) standard signage on the new monument sign for the Building’s front courtyard. As long as the Premises remain at least 70,000 square feet, Tenant shall also have the exclusive right to install signage on the façade of the 600 Building at its sole expense, subject to any required municipal approval. Anything to the contrary contained herein notwithstanding, Landlord shall be deemed to have approved any signage approved by any municipal authority and Landlord shall cooperate with Tenant in obtaining approvals for such façade signage, at Tenant’s expense.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal the day and year first above written.

TENANT:

NUTRISYSTEM, INC.

By:
Name:
Title:

LANDLORD:

B.R PROPERTIES OWNER, LP

By:	B.R. Properties GP, LLC
Its General Partner

	By:	B.R. Properties Manager, Inc.
Its Manager

By:
Name:
Title:

EXHIBIT “A”

THE PREMISES

See attached three sheets

EXHIBIT “B”

CONSTRUCTION PLANS

See attached three sheets

EXHIBIT “C”

FORM OF LEASE TERM CERTIFICATION

THIS LEASE TERM CERTIFICATION is made as of the      day of             , 200    , by and between                                     , a                                                               (“Landlord”), and                                 , a                                   (“Tenant”), and is intended to be a part of and incorporated into that certain Lease Agreement, dated as of             , 200    , by and between Landlord and Tenant (“Lease”). Capitalized terms not defined herein shall have the meaning given to them in the Lease.

1. The parties hereto agree that:

A. The Commencement Date shall be             , 200    ,

B. The Initial Expiration Date shall be             , 200    ; and

2. Tenant hereby accepts the Premises from Landlord and acknowledges that the Premises comply with the requirements of the Lease.

TENANT:

a

By:
Name:
Title:
An Authorized Signatory

LANDLORD:

a

By:	Acorn Development Corporation
Authorized Agent for Landlord

By:
Name:
Title:
An Authorized Signatory

EXHIBIT “D”

HVAC SPECIFICATIONS

Heating: Primary space heat is provided by an electric perimeter baseboard system manufactured by Orbit. Capacities are 100, 126, 134 and 187 watts per linear foot. Additional electric resistance heaters are located within the plenum return, which is located above the ceiling. The electric baseboards are controlled Honeywell zone controllers and sensors. Secondary heat is provided by the packaged rooftop unit. The unit has a 280 kw electric heat sections with four stages of control and a heating performance of 873,300 BTU per unit. Additionally, space heaters for the loading dock, entrance areas, and utility areas are provided by electric unit heaters.

Air conditioning: Primary air conditioning is powered by three 105 ton McQuay rooftop package units, model #RPS 105C. All units are equipped with a 100% enthalpy controlled economizer, six stages of cooling, power exhaust, DX cooling coils, 280 kw electric heat, direct communication to building automation system via LonWorks and factory mounted Variable Frequency Drives (both supply and return fans). Certain areas of the property such as data processing areas and the telecommunication rooms receive supplemental cooling from Liebert air conditioning units which shall remain in the Premises.

Ventilation and Distribution: Air distribution to all floors is via a ducted variable air volume (VAV) system to square and linear type diffusers. The ceiling plenum is used as an air return system. Air distribution is zoned as a stack or vertical air distribution system. Typically one rooftop unit provides ventilation and cooling for approximately one third of each floor. Central toilet exhaust is provided by roof mounted centrifugal fans manufactured by Cook – model ACE-B210C4B, rated at 2,875 cfm and model ACE-B245C6B, rated at 4,210 cfm.

Control System: The LonWorks Web server, now active and online, has been installed to control and monitor the nine new McQuay rooftop units and perimeter baseboard heat controllers. Future expansion of LonWorks control system to include the VAV boxes is possible. The LonWorks web server will be a Plexus Technologies Altitude server. A Dell personal computer located on-site will accommodate the running of the Altitude server with a LonWorks (LNS) driver. The Altitude server was originally created to operate with LonWorks based systems and over the years has expanded to include other protocols including the TAC Inet system. A typical web browser can also be used to view and/or change the control system parameters (based on user password levels). System messages, alarm summaries, trending (graphing) of system points and reports are included. Alarms may be set to multiple email addresses to assist in service response time and problem resolution.

HVAC:

1.	The heating, ventilating and air-conditioning (“HVAC”) system shall be designed to maintain conditions pursuant to codes and standards complying with the current requirements of NFPA, ASHRAE, SMACNA, and all local codes having jurisdiction. It is further defined by the following conditions:

a.	Offices: Note: These conditions change outside of the immediate region.

i.	Summer – 75° F dry bulb per NEC (National Energy Code) during outdoor temperatures of 95° F dry bulb and 75° F wet bulb.

ii.	Winter – 72° F dry bulb during outdoor temperatures of 0° F dry bulb

b.	Mechanical Equipment and Electrical Rooms

i.	Summer – 100° F dry bulb

ii.	Winter – 50° F dry bulb

c.	Sound Control: Air conditioning systems will be designed to maintain the following maximum noise criteria (NC) levels:

i.	Office Areas and Small Conference Rooms NC 35

ii.	Meeting Rooms NC 30

iii.	Lobby and Common Areas NC 40

iv.	No other Base Building system or equipment shall cause NC readings in excess of those stated above in any Tenant space. No Base Building system or equipment shall cause perceptible vibrations in any tenant space.

d.	Ventilation requirements (Per ASHRAE 62-Current):

i.	20 cfm per person, per 100 SF for office area.

ii.	Minimum of 75 cfm/water closet and urinal. Restrooms will be provided with 2 cfm per sq ft exhaust and supply by transfer air.

iii.	Landlord shall not permit any perceptible odor from any adjacent space in the building (including retail space) into Tenant space.

e.	Occupancy:

i.	Office Space – 1 person per 100 sq ft

ii.	Conference Room/Training Room – 1 person per 20 sq ft

f.	Thermal Characteristics of the Building Envelope

i.	Exterior walls R value = 12

ii.	Roof R-value = 20

iii.	Building envelope shall meet or exceed International Energy Code.

g.	Maintain positive pressure throughout entire facility.

2.	HVAC system shall be variable air volume (VAV). Air conditioning units shall be either:

•	Packaged Units (air or water cooled) complete with all the necessary integral heating and cooling medium, controls and appurtenances.

•	Modular Central Station Air Handling Units served by building heating and cooling medium.

Air conditioning units’ minimum necessary components shall consist of the following:

a.	Air conditioning units with VAV supply fan, VAV return fan, cooling coil, heating coil, filters, outside air provisions to satisfy minimum ventilation requirements and airside economizer. Unit controls shall be Direct Digital Control (DDC) and be interfaced to the building automation system.

b.	Supply duct risers and mains on each floor shall be externally wrapped with 1 1/2” fiberglass insulation incorporating an aluminum foil vapor barrier.

c.	Exhaust fans for toilet rooms and janitor’s closets shall have continuous operation. Toilet rooms to be exhausted at a rate of 2cfm/sf. Transfer air ducts shall be acoustically lined.

d.	VAV boxes, supply ductwork and diffusers for lobbies, restrooms and core areas. Unit heaters for entry vestibule and stairwells if required. Fan powered VAV boxes with heating coil for perimeter zones (at least 1 per 1,000 sf) and VAV boxes for interior zones at a minimum of 1 per 2500 sf. Installation of the VAV shutoff and fan powered VAV boxes with heating coils, controls, installation of the DDC communication loop.

e.	In addition to minimum outside air connection, a maximum outside air connection will also be provided for 100% purging of floors on a scheduled basis to purge the floors of VOC’s.

f.	Access to domestic chilled or condenser water, including vent and drainage risers and valved outlets on each Tenant floor, for Tenant’s supplemental cooling systems

g.	Telecommunication Rooms to have provisions for 24x7 air conditioning.

3.	Building services shall include a Building Automation System (BAS) to interface with the HVAC systems to monitor equipment operation for maintenance and alarms. The BAS shall include DDC local panel for communication of HVAC equipment and devices to the building system.

EXHIBIT “E”

Landlord’s Representations Regarding Building Services

Landlord represents and warrants that the services and equipment of the Building are as follows as of the Commencement Date and, without limitation of the requirements of the Lease and applicable laws and code, shall be so provided and equipped throughout the Term:

Emergency Power Equipment: The Building has the following emergency power equipment.

(a) Dual Feed Power: Landlord provides dual electric service with automatic transfer switch.

(b ) Two (2) Generators: Diesel Generator #1 is a model DGFC/87744A, which is a 200 KW/250 KVA generator. Diesel Generator #2 is a model DFCB 60 Hz, which is a 300 KW/375 KVA generator with a 300 gallon tank.

(c) Four (4) UPS Systems: UPS #1 – Series 300, three Phase 100 KVA; UPS #1A – NPower, three Phase 130 KVA; UPS #2 - Series 300, three Phase 15 KVA; UPS #3 - Series 300, three Phase 20 KVA. There is a battery power pack system with six (6) cabinets.

Fire Safety: The Building is fully equipped with a wet sprinkler system and hard-wired fire alarm, monitoring system and emergency lighting.

Security: The Building is equipped with card key access on all perimeter doors. Current guard services provided by Landlord during Business Hours with the exception of Saturdays. Overnight guard service is paid directly by tenants interested in having that service.

Ceiling Height: The typical finished ceiling height is 9 feet.

Building Loads: The live load for the Building are 60 pounds per square foot for office space and 80 pounds per square foot for corridors and 100 pounds per square foot in the Lobby.

Telecommunications: The Building is serviced by Verizon, AT&T, Telcove, Synesys and XO Communications.

EXHIBIT “F”

RULES AND REGULATIONS

1. The Parking Areas, driveways, sidewalks, lobbies, passages, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purpose other than parking of motor vehicles and ingress and egress from the Premises. Landlord shall in all cases retain the right to control or prevent access thereto of all persons whose presence, in the reasonable judgment of Landlord, shall be prejudicial to the safety, peace, character, or reputation of the Building or of any of the tenants. Tenant shall observe, and use only for their designated purpose all handicapped parking spaces, loading zones and fire lanes as established by Landlord from time to time. Tenant shall endeavor to supply Landlord, not more than twice a year, within thirty (30) days after request therefor from Landlord, with a list of all automobiles and other motor vehicles (and their license numbers) used by Tenant and Tenant’s employees and intended to be parked in the Parking Areas serving the Premises.

2. The toilet rooms, water closets, sinks, faucets, plumbing or other service apparatus of any kind shall not be used by Tenant for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith by Tenant, or left by Tenant in the lobbies, passages, elevators or stairways.

3. Subject to Tenant’s signage rights under the Lease, nothing shall be placed by Tenant on the outside of the Building or on its window sills or projections. Skylights, windows, doors and transoms shall not be obstructed by Tenant. If Landlord has installed or hereafter installs any shades, blinds or curtains in the Premises, Tenant shall not remove them without the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed.

4. Except as set forth in the Lease, no signs, lettering, insignia, advertisement, or notice, shall be inscribed, painted, installed, erected or placed in any portion of the Premises which may be seen from outside the Building, or on any windows or in any window spaces or any other part of the outside or inside of the Building, unless first approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Except as set forth in the Lease, Tenant’s name on suite entrances shall be solely provided by Landlord, at Tenant’s expense. Tenant shall not erect or place or cause or allow to be erected or placed any stand, booth or showcase or other object in or upon the Premises and/or the Building without the prior written consent of Landlord.

5. Tenant shall not place additional locks upon any doors without first obtaining Landlord’s prior written consent and shall surrender all keys for all locks and all security cards and devices at the end of Tenant’s tenancy.

6. Tenant shall not do or commit, or suffer to be done or committed, any act or thing which, directly or indirectly, in any way shall (a) obstruct or interfere with the rights of other tenants, (b) injure other tenants, or (c) damage the Premises and/or Building. Tenant shall not use nor keep nor permit to be used or to be kept on the Premises or in the Building any matter having an offensive odor, nor any kerosene, gasoline, benzine, camphene, fuel or other explosive or highly flammable material. No birds, fish or other animals shall be brought into or kept in or about the Premises and/or Building. Landlord acknowledges that Tenant’s Permitted Use includes an experimental kitchen.

7. In order that the Premises may be kept in a good state of preservation and cleanliness, Tenant shall, during the continuance of its possession, permit Landlord’s employees and contractors, to clean the Premises. Landlord shall be in no way responsible to Tenant for (a) any damage done, to the furniture or other property of Tenant or others, by any of Landlord’s employees, or any other person, (b) for any loss of Tenant’s employees, or (c) for any loss of property of any kind in or from the Premises, except to the extent caused by Landlord’s negligence or willful misconduct. Tenant shall see each day that the windows are closed and the doors securely locked before leaving the Premises.

8. If Tenant desires to introduce signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed. Except as so directed, no installation, boring or cutting therefor shall be permitted. All wires installed by Tenant must be clearly tagged at the distributing boards, junction boxes and other locations required by Landlord. Such tags shall include the number of the office to which said wires lead, and the purpose for which the wires respectively are used, and the name of the Tenant.

9. A directory on the ground floor of the Building will be provided by Landlord, on which the name of the Tenant shall be placed. All signage for such directory shall be approved in writing by Landlord.

10. Tenant shall not place in any location, any objects, the individual or collective weights of which are beyond the safe carrying capacity of the Building. Tenant shall be responsible for the cost of repairing any damage to the Building caused by delivery, removal, relocation or presence of furniture, safes or any other articles.

11. In case of unusual circumstances such as invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, Landlord reserves the right to bar or limit access to the Building for the safety of occupants or protection of property.

12. Landlord reserves the right to rescind, suspend or modify these and any other rules or regulations and to make such other rules or regulations as, in Landlord’s reasonable judgment, may from time to time be needful for the safety, care, maintenance, operation and cleanliness of the Building, or for the preservation of good order therein. Notice of any action by Landlord referred to in this Paragraph 12, shall be given to Tenant not less than thirty (30) days prior to its effective date and shall have the same force and effect as if originally made a part of the foregoing Lease.

13. The use of the Premises as sleeping quarters is strictly prohibited at all times.

14. Cigarette, cigar or pipe smoking shall be limited to designated smoking areas and smoking shall not be allowed in the restrooms, fire towers, lobbies, hallways, elevators, common areas, or leased or vacant space of the Building, or within five (5) feet of any Building door.

Exhibit “G”

Memorandum of Lease

PREPARED BY AND AFTER

RECORDING, RETURN TO:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Eric L. Stern, Esquire

215.963.5178

Parcel Number:

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”), dated                      ,         , is made and entered into by and between by and between B.R. PROPERTIES OWNER, L.P., a Delaware limited partnership (“Landlord”), and NUTRISYSTEM, INC., a Delaware corporation (“Tenant”).

The parties hereto have entered into that certain Agreement of Lease dated as of the date hereof (“Lease”) pertaining to that certain premises hereinafter described (the “Premises”), with respect to which the following information is provided:

1.	Landlord.	B.R. Properties Owner, L.P.

2.	Tenant.	NutriSystem, Inc.

3.	Landlord’s Address.	B.R. Properties Owner, LP
c/o Acorn Development Corp.
400 Cresson Blvd, Suite 105
P.O. Box 1150
Oaks, PA 19456-1150
With copies to:
B.R. Properties Owner, LP
c/o Bresler & Reiner, Inc.
11200 Rockville Pike, Suite 502
Rockville, MD 20852
And
Shaiman, Drucker, Beckman, Sobel & Stutman, LLP
1845 Walnut Street, 15th Floor
Philadelphia, PA 19103
Attn: Michael J. Stutman, Esquire

	Tenant’s Address.	Prior to the Commencement Date (as defined in the Lease):
NutriSystem, Inc.
300 Welsh Road
Horsham, PA 19044
Attn: David Clark, CFO
After the Commencement Date:
NutriSystem, Inc.
600 Office Center Drive
Fort Washington, Pennsylvania 19034
Attn: David Clark, CFO
With copies to:
Morgan Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Attn: James W. McKenzie, Jr., Esquire
4.	Date of Lease.	,

5.	Description of Premises. Approximately square foot premises within the building (“Building”) located at 600 Office Center Drive, Fort Washington, Pennsylvania, 19034, as more particularly described on Exhibit “A” attached hereto and made a part hereof, together with the nonexclusive right with Landlord and other occupants of the Building and the 600, 601 and 602 Office Center Drive, Fort Washington, Pennsylvania, 19034, complex (the “Complex”) to use all area and facilities provided by Landlord for the use of all tenants in the Property (as defined in the Lease), including any driveways, sidewalks and parking, loading and landscaped areas.

6.	Commencement Date.	,

7.	Rent Commencement Date.	,

8.	Lease Term.	The period commencing on the Commencement Date and expiring on July 31, 2022.

9.	Right of Renewal.	Tenant has the right and option to extend the term of the Lease for two (2) additional periods for an aggregate period of ten (10) years

10.	Right of First Offer.	Tenant has a right of first offer with respect to vacant space in the Complex.

11.	No Modification of Lease.	Nothing in this Memorandum shall be deemed to modify any of the terms, covenants or conditions of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum to be duly executed as of the day and year first above written.

LANDLORD:		TENANT:

B.R. Properties Owner, L.P.		NutriSystem, Inc.

By:
By:	B.R. Properties GP, LLC Its General Partner	Name: Title:

By: B.R. Properties Manager, Inc., its Manager

By:
Name:
Title:

STATE OF_________________	)
)
)
COUNTY OF	)

On this      day of             , 2009, before me, the undersigned notary public, personally appeared                                 , known to me or proven on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity as the                                  of B.R. Properties Manager, Inc., the Manager of B.R. Properties GP, LLC, the general partners of B.R. Properties Owner, L.P., a Delaware limited partnership and that, by his/her signature on the instrument, the entity on behalf of which he/she acted executed the instrument.

WITNESS my hand and official seal.

Notary

My Commission expires:

STATE OF_________________	)
)
)
COUNTY OF	)

On this      day of             , 2009, before me, the undersigned notary public, personally appeared                                 , known to me or proven on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity as the                                  of NutriSystem, Inc., a Delaware corporation, and that, by his/her signature on the instrument, the entity on behalf of which he/she acted executed the instrument.

WITNESS my hand and official seal.

Notary

My Commission expires:

[Legal Description to be attached]

Exhibit “H”

Discharge of Memorandum of Lease

PREPARED BY AND AFTER

RECORDING, RETURN TO:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Eric L. Stern, Esquire

215.963.5178 Parcel Number:

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE

Discharge of Memorandum of Lease

This Discharge of Memorandum of Lease, made and entered into as of this      day of             ,     , by and between B.R. Properties Owner, L.P., a Delaware Limited Partnership (“Landlord”), and NutriSystem, INC., a Delaware corporation (collectively referred to herein as, “Tenant”), in connection with that the Lease (“Lease”) made and entered into by and between Landlord and Tenant dated             ,      2009 for that certain premises within the building located at 600 Executive Drive, Fort Washington, Pennsylvania 19034 as more particularly described on Exhibit “A” attached hereto and made a part hereof. By presenting this Discharge for recording, Landlord certifies that (i) Landlord has given Tenant ten (10) days prior written notice of Landlord’s intent to record and (ii) the Lease term has expired or Landlord has properly terminated this Lease in accordance with its terms. Accordingly, that certain Memorandum of Lease evidencing the Lease, dated             ,          and recorded in Montgomery County, Pennsylvania on                  ,      in Book                                 , page         , is terminated and discharged of record as of the date of this Discharge of Memorandum of Lease, and said Memorandum of Lease is of no further force and effect.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Discharge of Memorandum of Lease as of the day and year first above written.

LANDLORD:		TENANT:

B.R. Properties Owner, L.P.		NutriSystem, Inc.

By:
By:	B.R. Properties GP, LLC	Name:
	Its General Partner	Title:
By:	B.R. Properties Manager, Inc., its Manager

By:
Name:
Title:

STATE OF_________________	)
)
)
COUNTY OF	)

On this      day of             , 2009, before me, the undersigned notary public, personally appeared                                 , known to me or proven on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity as the                                  of B.R. Properties Manager, Inc., the Manager of B.R. Properties GP, LLC, the general partners of B.R. Properties Owner, L.P., a Delaware limited partnership and that, by his/her signature on the instrument, the entity on behalf of which he/she acted executed the instrument.

WITNESS my hand and official seal.

Notary

My Commission expires:

STATE OF_________________	)
)
)
COUNTY OF	)

On this      day of             , 2009, before me, the undersigned notary public, personally appeared                                 , known to me or proven on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity as the                      of NutriSystem, Inc., a Delaware corporation, and that, by his/her signature on the instrument, the entity on behalf of which he/she acted executed the instrument.

WITNESS my hand and official seal.

Notary

My Commission expires:

[Legal Description to be attached]

Schedule 17.02

A.	Lobbies and Entrance Areas

Daily Cleaning:

•	Stone, ceramic tile, marble, terrazzo, or other stone or resilient flooring will be vacuumed or dry mopped and wet mopped.

•	Waste receptacles will be emptied, and washed as necessary.

•	Carpets, including walk off mats will be vacuumed.

•	Wall surfaces will be spot cleaned.

•	Stainless steel, chrome, brass, and other brightwork will be cleaned and polished.

•	Entrance door and sidelight glass will be cleaned inside and outside.

•	Exterior of entrance areas will be swept. Smoking urns and outside trash receptacles will be emptied. Urns will be filed with fresh sand as needed.

•	Lobby areas will be maintained at all times in a manner reflecting professionalism and superior appearance.

Weekly Cleaning

•	Reachable picture frames, moldings, door and window frames will be dusted. Artwork will be returned to level position.

•	Door handles, doorknobs, switch plates, kick plates, etc. will be cleaned.

•	Vinyl tile and similar types of flooring will be spray buffed or burnished.

Monthly Cleaning

•	Reachable paneling, door trim, ornamental work, baseboards, entire doors, woodwork, diffusers, grilles, will be dusted.

•	Bases, corners, edges and carpeted areas will be detailed vacuumed.

Bi-Annually

•	Vinyl tile floors will be scrubbed or stripped and recoated.

•	Stone or hard floors will be machine scrubbed and rinsed.

B.	General Office Areas

Daily Cleaning

•

Waste receptacles (recyclable and non-recyclable) will be emptied and liners will be replaced as needed. Trash can liners will be neatly arranged. Trash will be removed from building and deposited in designated containers or compactors.

•	Furniture, workstations, fixtures, filing cabinets, etc. will be dusted. Work surfaces will be dusted provided they have been cleared of work papers and personal belongings.

•	Walls, doors, windowsills, ledges will be dusted.

•	Carpeting and rugs will be vacuumed and spot cleaned.

•	Vinyl tile floors will be dry mopped and damp mopped.

•	Interior partition glass will be spot cleaned.

•	Water coolers and fountains will be cleaned and sanitized.

Monthly Cleaning

•	Stiff brush or vacuum all upholstered furniture.

•	Detail vacuum all edges and corners.

•	Grills and diffusers will be dusted.

•	Vinyl tile floors will be spray buffed or burnished.

Annually

•	Vinyl tile floors will be scrubbed or stripped and recoated.

C.	Private Offices & Conference Rooms

Daily Cleaning

•

Empty and clean all waste receptacles (recyclable and non-recyclable) replacing liners as needed. Trash can liners will be neatly arranged. Remove all building waste to designated refuse containers outside the buildings.

•	Hand dust all furniture, fixtures, filing cabinets, and other dust gathering objects. Desks to be dusted provided they have been cleared of work papers and personal belongings.

•	Spot clean walls, doors, windowsills, ledges, and wall areas.

•	Wipe clean all metal doorknobs, light switch plates, kick plates, and door saddles.

•	Vacuum all carpeting and rugs. Spot clean to remove spillage and stains.

•	Clean all “grease boards” with appropriate cleaner (unless “DO NOT ERASE” notation is left on board).

Weekly Cleaning

•	High dust including picture frames, moldings, door and window frames, and return artwork to level position.

•	Wipe clean all metal doorknobs, light switch plates, kick plates, and door saddles.

Monthly Cleaning

•	Stiff brush or vacuum all upholstered furniture.

•	Dust all paneling, door trim and other architectural louvers, ornamental work, baseboards, entire doors and woodwork, air diffusers and ceiling ventilation grilles.

•	Detail vacuum all edges and corners.

D.	Restrooms

Daily Cleaning

•	Thoroughly sanitize and wipe clean all toilets and urinals.

•	Clean, sanitize and polish all sinks and fixtures with a non-abrasive cleaner.

•	All hand soap, paper towel, toilet paper, and sanitary napkin dispensers will be filled, sanitized and polished. Any over spray from cleaning product is to be wet mopped immediately.

•	Spot clean all partitions, tiled walls and vertical surfaces.

•	Empty, clean and sanitize all trash receptacles and sanitary disposal units.

•	Thoroughly clean all mirrors and bright work.

•	Wet mop to sanitize all floors.

Weekly Cleaning

•	High dust including moldings, door frames, ceiling ventilation grilles, and diffusers.

Quarterly

•	Machine scrub restroom floors

E.	Lunchroom, Breakrooms & Vending Areas

Daily Cleaning

•	Empty and clean all waste receptacles (recyclable and non-recyclable) replacing liners as needed. Remove all building waste to designated refuse containers outside the buildings.

•	Vacuum all carpeting moving tables and chairs as needed. Spot clean to remove spillage and stains.

•	Dry and wet mop all vinyl and similar types of flooring.

•	Wipe clean all vending machines as needed including spot cleaning glass display.

•	Clean and sanitize tables. Spot clean seating to remove spillage and stains.

•	Thoroughly clean and sanitize cabinet fronts, tray slides, counter tops, microwave ovens, etc.

•	Replenish hand soap and paper towels.

Weekly Cleaning

•	High dust including picture frames, moldings, door and window frames, and return artwork to level position.

•	Wipe clean all metal doorknobs, light switch plates, kick plates, and door saddles.

•	Spray buff or burnish vinyl tile floors.

•	Wash waste containers inside and out.

Monthly Cleaning

•	Detail vacuum all edges and corners.

•	Grills and diffusers will be dusted.

•	Stiff brush or vacuum all upholstered furniture; wipe clean all vinyl furniture.

Bi Annually

Strip or scrub re-coat vinyl tile floors.

F.	Elevators

Daily Cleaning

•	Vacuum all cab floors, doors, tracks, and saddles.

•	Wipe clean any wood, plastic laminate or other hard finish vertical surfaces.

•	Sanitize and polish all stainless steel or other metal work on control panels and throughout the elevator cabs.

G.	Elevator Lobbies, Common Areas & Corridors

Daily Cleaning

•	Vacuum carpeting. Dry mop and damp mop hard floors.

•	Dust and wipe clean all baseboards, wood panels and trim.

•	All waste receptacles will be emptied and washed.

•	Dust and wipe clean all furniture, windowsills, picture frames and door frames removing smudges, fingerprints, stains, splash marks, dust, and dirt.

•	Spot clean all wall surfaces.

Weekly Cleaning

•	High dust including picture frames, moldings, door and window frames, and return artwork to level position.

•	Clean all paneling, door trim and other architectural louvers, ornamental work, baseboards, entire doors and woodwork, air diffusers, and ceiling ventilation grilles.

•	Detail vacuum all edges, baseboards, corners, and carpeted areas.

H.	Stair Towers

Daily Cleaning

•	Police for debris and mop for spillage.

Weekly Cleaning

•	Sweep or vacuum.

•	Wet mop stairs.

•	Spot clean wall surfaces within reach; dust horizontal surfaces within reach.

Schedule 43

Existing Tenant Rights With Respect to Vacant Space

FORT WASHINGTON EXECUTIVE CENTER

9.18.09 ROFO/ROFR

601 FWEC

•	McNEIL

ROFO – Lease

Tenant has ROFO to lease specific spaces, subject to rights of existing tenants.

(1) 602 first floor 12,614 rsf

(2) 602 first floor 22,655 rsf

(3) 602 Entire second floor

(4) 601 Entire ground floor

(5) 601 Entire third floor

•	OMNIPOINT

Tenant (rooftop only) has non-exclusive roof top rights.

602 FWEC

•	ADT SECURITY

ROFO – Amendment 3,

Tenant has ROFO on all contiguous space, subject to rights of existing tenants.

-They also have non-exclusive 602 Roof Rights

•	FUHRMAN

Has non-exclusive 602 roof rights